UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GenMark Diagnostics, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2018

The Annual Meeting of Stockholders of GenMark Diagnostics, Inc. (the “Company”) will be held on May 24, 2018, at 2:00 p.m. local time at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect Hany Massarany and Kevin C. O’Boyle as Class II directors to hold office for a term of three years.

2.	To approve the amendment and restatement of the Company’s 2013 Employee Stock Purchase Plan as described herein.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on March 28, 2018 will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS:

James Fox, Ph.D.
Chairman of the Board

Carlsbad, California
April 13, 2018

YOUR VOTE IS IMPORTANT!
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE”) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?” IN THIS PROXY STATEMENT, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.
GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, CA 92008
(760) 448-4300
PROXY STATEMENT
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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2018

This Proxy Statement and the Company’s 2017 Annual Report are both available at www.proxyvote.com.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2018

GENERAL

GenMark Diagnostics, Inc. (the “Company”) has made these proxy materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on May 24, 2018, at 2:00 p.m. local time, at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008, and at any adjournments or postponements thereof (the “Annual Meeting”). These materials were made available to stockholders on or about April 13, 2018.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes: (a) to elect Hany Massarany and Kevin C. O’Boyle as Class II directors to hold office for a term of three years; (b) to approve the amendment and restatement of the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”) as described herein; (c) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; (d) to approve, on an advisory basis, the compensation of the Company’s named executive officers as described herein; and (e) to transact such other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?

The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials (the “Notice”) instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the internet, which include this Proxy Statement and the accompanying Notice, proxy card and the Company’s Annual Report. The Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Because you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. The Notice, which was mailed to most of our stockholders, instructs you how to access and review all of the proxy materials on the internet. The Notice also instructs you how to submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet. From our internet site you can instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5.	Who is entitled to vote?

Only record holders of outstanding shares of the Company’s common stock at the close of business on March 28, 2018 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 28, 2018, there were 55,412,404 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 calendar days prior to the Annual Meeting, at 5964 La Place Court, Carlsbad, California 92008, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m. local time.

6.	Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

7.	How do I vote?

If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name,” you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Ernst & Young LLP as our independent auditors (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the amendment and restatement of the ESPP as described herein (Proposal 2), and the vote to approve, on an advisory basis, the compensation of the our named executive officers (Proposal 4).

If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?

Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008; (b) voting again by telephone or over the internet at a later time; or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted and what vote is needed to approve each of the proposals?

Proposal 1 - Election of Directors

In the election of directors, directors are elected by a plurality of the votes, which means that the director nominees receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for director. “WITHHOLD” votes and broker non-votes will not be counted as votes cast, and, therefore, will have no effect on the election of directors.

Proposal 2 - Amendment and Restatement of the ESPP

The proposal to approve the amendment and restatement of the ESPP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

Proposal 3 - Ratification of Appointment of Ernst & Young LLP

The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

Proposal 4 - Advisory Vote on Compensation of Named Executive Officers

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e., “FOR” the nominees to the Board listed in these materials, “FOR” the amendment and restatement of the ESPP as described herein, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above)). If the Company receives a proxy card with a broker non-vote, your proxy will be voted “FOR” the ratification of the appointment of Ernst & Young LLP and it will not be included as a vote “FOR” the nominees to the Board, a vote “FOR” or “AGAINST” the amendment and restatement of the ESPP, or a vote “FOR” or “AGAINST” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

10.	How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD;

•	FOR THE AMENDMENT AND RESTATEMENT OF THE ESPP;

•	FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP; AND

•	FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

11.	How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

12.	Who pays the costs of the proxy solicitation?

The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. Although the Company has not yet done so, it may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. The Company would pay such firm, if any, customary fees, which we expect would be no more than $10,000 plus related expenses.

13.	Could other matters be presented for a vote at the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be presented for a vote at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Hany Massarany and Scott Mendel) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

15.	How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?

The Company’s amended and restated bylaws (“Bylaws”) state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to our Corporate Secretary at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day, prior to the anniversary of the previous year’s annual meeting of stockholders, or January 24, 2019 and February 23, 2019, respectively. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the Annual Meeting, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal to nominate an individual to serve as a director.

A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Corporate Secretary upon written request.

Stockholders interested in submitting a proposal for consideration at our 2019 Annual Meeting must do so by sending such proposal to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2019 Annual Meeting is December 14, 2018. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2019 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 14, 2018, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 14, 2018 will be considered untimely, and will not be included in our proxy materials. If you would like a copy of these procedures, please contact our Corporate Secretary as provided above, or access our Bylaws on our web site at www.genmarkdx.com. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the matter at our 2019 Annual Meeting.

BOARD OF DIRECTORS INFORMATION

Our Board currently consists of six members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified.

Hany Massarany and Kevin C. O’Boyle are the two current Class II directors whose terms expire at the Annual Meeting. Each individual is being nominated for re-election as a director.

Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting, which means that the two director nominees receiving the highest number of “FOR” votes will be elected as Class II directors. Both of the nominees have indicated their willingness to serve if elected, but if either should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Board may designate, unless a contrary instruction is indicated in the proxy.

The following sets forth information regarding members of our Board, including the director nominees for election at the Annual Meeting, related to their business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to conclude that each of our directors should serve as a director. While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. As set forth in our corporate governance guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and the ability to represent the best interests of the Company’s stockholders. In addition, the Corporate Governance and Nominating Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board is responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance and Nominating Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his or her profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Nominees for Election as Class II Directors for a term Expiring at the Company’s 2021 Annual Meeting of Stockholders

Hany Massarany. Mr. Massarany, age 56, has served as President and Chief Executive Officer and as a member of the Company’s Board since May 2011. From February 2009 to April 2011, Mr. Massarany served as President of Ventana Medical Systems, a supplier of automated diagnostic systems to the anatomical pathology market, and Head of Roche Tissue Diagnostics, a division of F. Hoffman-La Roche Ltd. focused on manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, Mr. Massarany held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President Worldwide Operations, Senior Vice President, Corporate Strategy and Development, and Vice President North American Commercial Operations. Prior to Ventana, Mr. Massarany held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both the Asia Pacific region and the United States. Mr. Massarany received a B.S. degree in Microbiology and Immunology from Monash University, Australia and an MBA from Melbourne University, Australia. We believe Mr. Massarany is qualified to serve on our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.

Kevin C. O’Boyle. Mr. O’Boyle, age 62, has served on the Company’s Board since March 2010. From December 2010 until its acquisition by Shire Plc in July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing, Inc. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., an orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held diagnostics company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his six years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of Wright Medical Group N.V., a global orthopedics company, and Sientra, Inc., an aesthetics company, and previously served on the board of directors of Zeltiq Aesthetics, Inc. from July 2011 until its acquisition by Allergan plc in April 2017. Mr. O'Boyle also previously served as a member of the board of directors of Durata Therapeutics, Inc., from April 2012 until its acquisition by Actavis plc in November 2014, as well as a member of the board of directors of NeoTract, Inc., a privately held medical device company, from May 2017 through its acquisition by TeleFlex Incorporated in September 2017. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. We believe Mr. O’Boyle is qualified to serve on our Board and serve as Chair of our Audit Committee based on his executive experience in the healthcare industry and his financial and accounting expertise as described above.

Class III Directors Continuing in Office until the Company’s 2019 Annual Meeting of Stockholders

Lisa M. Giles. Ms. Giles, age 59, has served on the Company’s Board since February 2015. Since 2000, Ms. Giles has served as CEO and President of Giles & Associates Consultancy, Inc., a strategy consulting firm serving life science and healthcare industry clients, which she formed in 2000. In 2012, Ms. Giles also founded and currently serves as the CEO of Optivara, Inc., a business process as a service (BPAS) company also serving the life sciences industry. Prior to 2000, Ms. Giles served as Vice President of Strategy and Development for G.D. Searle & Company, where she oversaw global pharmaceutical strategic planning, portfolio decision analysis, portfolio optimization and transaction analysis. Ms. Giles previously served as a member of the board of directors of Durata Therapeutics, Inc., from August 2012 until its acquisition by Actavis plc in November 2014. Ms. Giles is a trustee on the board of Northwestern Memorial Hospital Foundation and the emeritus Auxilary Board of the Art Institute of Chicago. Ms. Giles holds a B.S. from Juniata College and completed the executive management program at Stanford University and The University of Chicago. In 2015, Ms. Giles was recognized by PharmaVoice as one of the “Top 100 Most Influential People in Life Sciences.” We believe Ms. Giles is qualified to serve on our Board based on her executive and strategic advisory experience in the healthcare and life science industries as described above.

Michael S. Kagnoff. Mr. Kagnoff, age 49, has served on the Company’s Board since February 2015. Mr. Kagnoff has served as a partner of the law firm of DLA Piper LLP (US), the Company’s outside corporate counsel, since April 2008. Prior to joining DLA Piper LLP (US), Mr. Kagnoff served as a partner of Heller Ehrman LLP. Mr. Kagnoff has advised boards of directors of public and private companies for over 20 years, with a focus on representing life sciences and technology companies on a wide range of topics, including strategic transactions and corporate governance and compensation matters. Mr. Kagnoff received a B.A. and B.S. degree from the University of Pennsylvania, and a J.D. from the University of California, Berkeley’s Boalt Hall School of Law. We believe Mr. Kagnoff is qualified to serve on our Board based on his legal and business experience in the life sciences industry as described above.

Class I Directors Continuing in Office until the Company’s 2020 Annual Meeting of Stockholders

Daryl J. Faulkner. Mr. Faulkner, age 69, has served on the Company’s Board since March 2010. Mr. Faulkner was appointed to the board of directors of Osmetech plc in August 2008, serving as Non-Executive Chairman until December 2008. From January 2009 until November 2016, Mr. Faulkner served on the board of directors of Venaxis, Inc. (formerly AspenBio Pharma, Inc.), an emerging biotechnology company engaged in the research, development, manufacture, and licensing of novel diagnostics and drugs. Mr. Faulkner also served as Executive Chair and Interim Chief Executive Officer of AspenBio Pharma from February 2009 until March 2010. From August 2008 to January 2009, Mr. Faulkner served as a consultant to Qiagen NV, a provider of innovative sample and assay technologies and products, in connection with its integration of Digene Corp., a developer of gene-based diagnostic tests acquired by Qiagen in August 2007. Mr. Faulkner had served as President and Chief Executive Officer and a director of Digene from December 2006 until consummation of Qiagen’s acquisition of Digene in August 2007. From 1998 until March 2006, Mr. Faulkner served in several executive roles at Invitrogen Corp., a life sciences company, including Senior Vice President, Business Segment Management from 2003 until March 2006. Mr. Faulkner received a B.S. in Industrial Relations from the University of North Carolina, Chapel Hill and an M.A. in Business Management from Webster University. We believe Mr. Faulkner is qualified to serve on our Board and serve as Chair of our Corporate Governance and Nominating Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

James Fox, Ph.D. Dr. Fox, age 66, has served on the Company’s Board since September 2010 and has served as our Chairman of the Board since August 2014. Dr. Fox has extensive experience in global technology and healthcare businesses. Dr. Fox led the start-up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993, and Dr. Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a global cancer diagnostics company, was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as a director of TTP Group plc and Novasyte, LLC, both privately held companies. Dr. Fox retired from the board of directors of Air New Zealand Ltd. in August 2014 after nearly eight years of service and retired from the board of directors of Biota Pharmaceuticals Inc. in November 2015 after nearly seven years as Chairman and Lead Director. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. We believe Dr. Fox is qualified to serve as our Chairman of the Board and to serve as Chair of our Compensation Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

Committees of the Board of Directors

Directors are expected to attend meetings of the Board and any Board committees on which they serve. The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee. Each of these committees has the responsibilities described in the committee's charter, which are available on our website at www.genmarkdx.com. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee. The Audit Committee currently consists of Kevin C. O’Boyle (Chair), James Fox, Ph.D. and Lisa M. Giles. The Board has determined that all members of the Audit Committee satisfy the independence requirements under the applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”) and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. The Board has determined that Mr. O’Boyle qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company, as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of the Company's accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board and reviewed annually. The Audit Committee report is included in this Proxy Statement under the caption “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee currently consists of James Fox, Ph.D. (Chair), Daryl J. Faulkner and Kevin C. O’Boyle. The Board has determined that all of the members of our Compensation Committee are “non-employee directors” as defined in Exchange Act Rule 16b-3, “outside directors” as defined pursuant to Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the “Code”), and satisfy the independence requirements of NASDAQ. The Compensation Committee administers the Company’s benefit and stock plans, reviews and oversees all compensation arrangements for our executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee meets several times a year to review, analyze and establish the compensation packages for our executive officers. The Compensation Committee determines our Chief Executive Officer’s compensation and, as it deems appropriate, leverages competitive industry compensation data. The Compensation Committee is solely responsible for determining our Chief Executive Officer’s compensation. Our Chief Executive Officer is not present during this process. For our other executive officers, our Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations, which it considers as one factor in its deliberations. The other executive officers are not present during this process. For more information, please see the “Compensation Discussion and Analysis” section below. The Compensation Committee is governed by a written charter approved by the Board and reviewed annually. The Compensation Committee report is included in this Proxy Statement under the caption “Report of the Compensation Committee.”

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Daryl J. Faulkner (Chair), James Fox, Ph.D. and Michael S. Kagnoff. The Board has determined that all of the members of our Corporate Governance and Nominating Committee are independent under the applicable rules of NASDAQ. The Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors, and providing oversight with respect to corporate governance and succession planning matters. The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board and reviewed annually.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director.

Board Leadership Structure

The position of Chairman of the Board and Chief Executive Officer of the Company were combined until April 30, 2011. Effective May 1, 2011, we separated the positions of Chief Executive Officer and Chairman with the appointment of Hany Massarany as our Chief Executive Officer. In August 2014, Dr. Fox was appointed Chairman of the Board. Our Board believes that the separation of these positions strengthens the independence of our Board.

Membership of Committees

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Dr. Fox (Chairman)*	X	Chair	X
Mr. Faulkner*	—	X	Chair
Ms. Giles*	X	—	—
Mr. Kagnoff*	—	—	X
Mr. Massarany	—	—	—
Mr. O’Boyle*	Chair	X	—

*	Independent director under NASDAQ and SEC rules.

CORPORATE GOVERNANCE

During 2017, the Board met six times, the Audit Committee met four times, the Compensation Committee met seven times, and the Corporate Governance and Nominating Committee met four times. In 2017, all directors attended all (100%) of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members.

Director Independence

In accordance with our corporate governance principles, the majority of our Board members are independent directors. Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under NASDAQ and SEC rules. Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has affirmatively determined that Daryl J. Faulkner, James Fox, Ph.D., Lisa M. Giles, Michael S. Kagnoff and Kevin C. O’Boyle each qualify as independent directors under applicable NASDAQ rules.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to ensure effective corporate governance of the Company. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. Our corporate governance guidelines are reviewed regularly by the Corporate Governance and Nominating Committee and revised when appropriate. The full text of our corporate governance guidelines is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics to ensure that our business is conducted in a consistently legal and ethical manner. The code of business conduct and ethics establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations and compliance procedures. All of our employees, including our executive officers, as well as members of our Board, are required to comply with our code of business conduct and ethics. The full text of our code of business conduct and ethics is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by our Board after receiving a recommendation from our Audit Committee. We will disclose future amendments or waivers to our code of business conduct and ethics on our website, www.genmarkdx.com, within four business days following the date of the amendment or waiver.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Corporate Governance and Nominating Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of our common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and corporate governance guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Corporate Governance and Nominating Committee in care of the Corporate Secretary, GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008. For more information about the specific requirements relating to stockholder proposals, see “How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?” above. The Corporate Governance and Nominating Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

Identification and Evaluation of Nominees for Directors

Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate, or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates.

Annual Meeting of Stockholders

We have a policy of encouraging all of our directors to attend each annual meeting of stockholders. All of our directors attended our 2017 Annual Meeting of Stockholders.

Role of the Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual review of the potential risks associated with the Company's compensation policies and practices for its employees, and the Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

COMMUNICATIONS WITH DIRECTORS

Any stockholder who desires to contact any member of the Board or management can write to:
GenMark Diagnostics, Inc.
Attn: Investor Relations
5964 La Place Court
Carlsbad, CA 92008
or send an e-mail to IR@genmarkdx.com
Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example, where it is a request for information about the Company or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of February 16, 2018 (or such other date as provided below) based on information available to us and filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) our President and Chief Executive Officer, Chief Financial Officer, and each other named executive officer, and (d) all of our directors and executive officers as a group. Each stockholder’s percentage ownership is based on 55,107,011 shares of our common stock outstanding as of February 16, 2018. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Principal Stockholders

T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	8,831,638	16.03%

FMR LLC(4) 245 Summer Street Boston, MA 02210	8,219,259	14.92%

Cadian Capital Management, LP(5) 535 Madison Avenue, 36th Floor New York, NY 10022	5,017,483	9.10%

JPMorgan Chase & Co.(6) 270 Park Avenue New York, NY 10017	4,772,753	8.66%

Putnam Investments, LLC(7) One Post Office Square Boston, MA 02109	4,075,948	7.40%

Black Rock Inc.(8) 55 East 52nd Street New York, NY 10055	3,122,412	5.67%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Directors and Named Executive Officers
James Fox, Ph.D.(9)	172,984	*
Daryl Faulkner(10)	118,090	*
Lisa M. Giles(11)	37,300	*
Michael S. Kagnoff(12)	72,638	*
Kevin C. O’Boyle(13)	114,239	*
Hany Massarany(14)	1,258,782	2.26%
Scott Mendel(15)	235,910	*
Jon Faiz Kayyem, Ph.D.(16)	1,114,477	2.01%
Michael Gleeson(17)	420,273	*
Jennifer Williams(18)	281,687	*
All directors and executive officers as a group (13 persons)(19)	4,042,438	7.09%
 ______________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, California 92008.

(2)
Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying stock options held by that individual or entity that are either currently exercisable or exercisable within 60 days from February 16, 2018 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of determining the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. (“Price Associates”) and certain of its affiliates. Price Associates has the power to vote or direct the vote of 1,148,125 shares and the sole power to dispose or direct the disposition of 8,831,638 shares. These shares are owned by various individual and institutional investors. Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC (“FMR”) and Abigail P. Johnson. FMR has the sole power to vote or direct the vote of 1,530,212 shares and the sole power to dispose or direct the disposition of 8,219,259 shares. Abigail P. Johnson is a Director, the Chairman and Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by Cadian Capital Management, LP, Cadian Capital Management GP, LLC, and Eric Bannasch. All securities are directly held by advisory clients (the “Advisory Clients”) of Cadian Capital Management, LP (the “Adviser”). Pursuant to Investment Management Agreements, as amended, between the Advisory Clients and the Adviser, the Adviser exercises exclusive voting and investment power over securities directly held by the Advisory Clients. The Adviser has shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 5,017,483 shares. Cadian Capital Management GP, LLC is the general partner of the Adviser.  Eric Bannasch is the sole managing member of Cadian Capital Management GP, LLC.

(6)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on January 22, 2018 by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., and JPMorgan Chase Bank (collectively, “JPMorgan”). JPMorgan has the sole power to vote or to direct the vote of 4,042,657 shares, and sole power to dispose or direct the disposition of 4,772,753 shares.

(7)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 7, 2018 by Putnam Investments, LLC (“PI”). PI, in its capacity as a parent holding company, may be deemed to beneficially own 4,075,948 shares that are beneficially owned by its subsidiaries Putnam Investment Management, LLC (“PIM”), Putnam Advisory Company, LLC (“PAC”), and Putnam Equity Spectrum Fund. Putnam has the sole power to dispose or direct the disposition of 4,075,948 shares. PI wholly owns two registered investment advisers: PIM, which is the investment adviser to the Putnam family of mutual funds, and PAC, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispositive power over the shares as investment managers. In the case of shares held by the Putnam mutual funds managed by PIM, the mutual funds, through their boards of trustees, have voting power. Unless otherwise indicated, PAC has sole voting power over the shares held by its institutional clients.

(8)
The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on January 25, 2018 by BlackRock, Inc. BlackRock, Inc. has the power to vote or direct the vote of 3,040,305 shares and the sole power to dispose or direct the disposition of 3,122,412 shares.

(9)
The amount reported includes 72,085 shares of our common stock held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Propriety Limited and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in his distributive shares therein.

(10)	The amount reported includes 56,056 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018.

(11)
The amount reported includes 15,090 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018, and 5,500 shares held by the Lisa M. Giles Living Trust. Ms. Giles is a trustee of Lisa M. Giles Living Trust and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in her distributive shares therein.

(12)	The amount reported includes 15,090 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018.

(13)	The amount reported includes 56,476 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018.

(14)
The amount reported includes 650,859 options to purchase shares of common stock currently exercisable or exercisable within 60 days of February 16, 2018, and 524,568 shares held by the Massarany Family Trust. Mr. Massarany is a trustee of the Massarany Family Trust and may be deemed to have beneficial ownership of these securities.

(15)
The amount reported includes 110,395 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018, and 88,458 shares held by the Mendel Family Trust. Mr. Mendel is a trustee of the Mendel Family Trust and may be deemed to have beneficial ownership of these securities.

(16)
Effective February 3, 2018, the Company and Dr. Kayyem agreed that Dr. Kayyem would cease serving as the Company’s Senior Vice President, Research and Development and instead serve as a scientific advisor to the Board and the Company’s management team. The amount reported includes 55,901 shares of our common stock held by the HI Charitable Remainder Uni Trust, 88,684 shares of our common stock held by The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and 569,308 shares of our common stock held by IFIN LP. Dr. Kayyem is trustee of the HI Charitable Remainder Uni Trust, trustee of The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and the President of In-Motion LLC, the general partner of IFIN LP. Dr. Kayyem may be deemed to have beneficial ownership of the shares held by these entities. The amount reported also includes 267,559 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018 held by Dr. Kayyem.

(17)	The amount reported includes 209,791 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018.

(18)	The amount reported includes 209,977 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018.

(19)
The amount reported includes 10,058 shares of our common stock held by James B. McNally, and 9,828 shares of our common stock held by Brian Mitchell. The amount reported also includes 196,172 shares of our common stock held by Eric Stier, including 135,976 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 16, 2018.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of April 1, 2018.

Name	Age	Position
Hany Massarany	56	President, Chief Executive Officer and Director
Scott Mendel	51	Chief Financial Officer
Michael Gleeson	43	Senior Vice President, North American Commercial Operations
James B. McNally	38	Senior Vice President, Marketing and Business Development
Brian Mitchell	53	Senior Vice President, Operations
Eric Stier	42	Senior Vice President, General Counsel and Secretary
Jennifer Williams	44	Senior Vice President, Human Resources

Hany Massarany has served as President and Chief Executive Officer since May 2011. Mr. Massarany’s biography is contained in the section of this Proxy Statement entitled “Nominees for Election as Class II Directors for a term Expiring at the Company’s 2021 Annual Meeting of Stockholders.”

Scott Mendel has served as Chief Financial Officer of the Company since May 2014. Prior to joining the Company, Mr. Mendel served as the Chief Financial Officer of The Active Network, Inc., a global software as a service (SaaS) company that provides technology to organizers of events and activities, from March 2010 through its acquisition by the private-equity firm Vista Equity Partners in December 2013. Prior to joining The Active Network, Mr. Mendel held finance positions at General Electric, a diversified technology, media and financial services company, for over 20 years, including chief financial officer from March 2003 to March 2010 for General Electric’s Healthcare IT division, a leading provider of medical technologies and services. Mr. Mendel earned a B.S. in finance from Indiana University and an M.B.A. from Northwestern University’s Kellogg School of Management.

Michael Gleeson has served as Senior Vice President, North American Commercial Operations since March 2014. Mr. Gleeson previously served as Senior Vice President, Sales of the Company from March 2012 to March 2014. Prior to that, he held the position of Vice President, U.S. Sales from November 2010 to March 2012. From May 2010 to November 2010, he served as National Sales Director for the Company and in the same capacity for Osmetech Technology, Inc., a wholly-owned subsidiary of Osmetech plc, since November 2009. Mr. Gleeson has over 15 years of experience in Director and Senior Sales Executive roles with both public and privately held companies in the enterprise software and services sector. Before joining the Company, Mr. Gleeson served as Senior Account Executive with Sybase (an SAP company), an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information from February 2009 to November 2009 and as Director, Financial Services with GuardianEdge Technologies (acquired by Symantec) from February 2006 to November 2008. Mr. Gleeson also held positions with BEA Systems (acquired by Oracle) and Cap Gemini Ernst & Young where he had responsibility in global sales, ISV, OEM and channel sales. Mr. Gleeson holds a B.S. degree in Entrepreneurial Studies from Babson College in Massachusetts.

James B. McNally has served as Senior Vice President, Marketing and Business Development since October 2016. Prior to joining the Company, Mr. McNally served as Vice President, Marketing and Strategy for Genalyte, Inc., a diagnostics company that is developing an immunoassay platform for near patient testing, from May 2016 to October 2016. From September 2010 to May 2016, Mr. McNally held roles of increasing responsibility with Volcano Corporation and Phillips Volcano, including most recently Director of Marketing and Systems Segment Leader. Prior to joining Volcano Corporation, Mr. McNally held engineering roles with Boston Scientific and Goodrich Corporation and worked in Morgan Stanley’s investment banking division. Mr. McNally received a B.S.E. in Electrical Engineering with high honors from Princeton University, an M.S. degree in Optical Sciences from the University of Arizona, and an M.B.A. with high distinction from Harvard Business School.

Brian Mitchell has served as Senior Vice President, Operations of the Company since May 2017. Mr. Mitchell previously served as the Company’s Vice President, Operations from November 2016 to May 2017. Prior to joining the Company, Mr. Mitchell served as Head of Operations, Research and Development, and Quality Assurance at Rainin Instruments, a wholly owned subsidiary of Mettler Toledo, from July 2015 to November 2016.  Prior to joining Rainin, Mr. Mitchell held roles of increasing responsibility with Alere Inc., including most recently serving as Vice President of New Product Development from February 2012 to October 2014 and Vice President of Global Manufacturing from May 2004 to February 2012. Mr. Mitchell received a B.S. in Mechanical Engineering from Trinity College in Dublin, Ireland.

Eric Stier has served as Senior Vice President, General Counsel and Secretary of the Company since May 2013. Mr. Stier previously served as the Company’s Vice President, Legal Affairs from November 2012 to May 2013. Prior to joining the Company, Mr. Stier served as Assistant General Counsel of Gen-Probe Incorporated, a publicly traded molecular diagnostics company, from August 2007 through its acquisition by Hologic, Inc. in August 2012. Prior to joining Gen-Probe, Mr. Stier served as a Corporate Associate with the law firm of Latham & Watkins LLP, from September 2002 to August 2007, in the firm’s Los Angeles and San Diego offices. Mr. Stier received a B.A. in Behavioral Science and Law from the University of Wisconsin-Madison and a J.D. with honors from the University of Wisconsin Law School.
Jennifer Williams has served as Senior Vice President, Human Resources since March 2014. Ms. Williams previously served as Senior Vice President, Global Operations & Human Resources of the Company from November 2010 to March 2014. Prior to joining the Company, Ms. Williams held the position of Senior Human Resource Executive with Cerberus Operations and Advisory Company, a private equity firm, from February 2008 to May 2010, responsible for human resources oversight and transformation of global companies in the portfolio. From January 2005 to January 2008, she served as Vice President Human Resources at HD Supply, a wholesale distribution company serving the infrastructure, construction and maintenance markets, initially as part of The Home Depot organization and subsequently spun off in 2007. Previous to that, Ms. Williams led Talent Management for The Home Depot including organization design, succession planning, leadership programs and executive development. Ms. Williams began her career at Honeywell (formerly AlliedSignal) and held positions of increasing responsibility in Quality, Operations, Program Management and Organization Effectiveness. Ms. Williams holds a master’s degree in business administration from Case Western Reserve in Organizational Behavior and an undergraduate degree in Industrial and Operations Engineering from the University of Michigan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in the transaction. Our legal and finance departments are primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In March 2010, our Board adopted the GenMark Diagnostics, Inc. Related Party Transaction Policy and Procedures. Under this written policy, a “Related Party Transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) required to be disclosed pursuant to Item 404 of Regulation S-K, and a “Related Party” means a related person as defined in Item 404 of Regulation S-K.

Under the policy, our Audit Committee reviews the material facts of all Related Party Transactions and either approves or disapproves of the transaction, subject to certain exceptions noted below. In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the Related Party’s interest in the transaction, the significance of the transaction to the Related Party and the nature of the Related Party’s relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interests of the Company.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve or ratify (as applicable) any Related Party Transaction or modification to a Related Party Transaction in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Related Party Transaction approved or ratified by the Chair in accordance with the policy must be provided to the Audit Committee for its review. If the Related Party Transaction is pending or ongoing, it must be submitted to the Chair of the Audit Committee promptly for ratification or, if appropriate, termination.

No director may participate in any discussion or approval of a Related Party Transaction as to which he or she (or as to which a family member) is a Related Party, except that the director must provide all material information concerning the Related Party Transaction to the Audit Committee.

If any executive officer of the Company becomes aware of a Related Party Transaction that the Audit Committee has not approved or ratified, he or she must promptly inform the Audit Committee. The Audit Committee will then consider all of the relevant facts and circumstances available, and if the Related Party Transaction is pending or ongoing, the Audit Committee may ratify, amend or terminate the transaction. If the Related Party Transaction has been completed, the Committee may ratify or rescind the transaction. In any case, the Audit Committee may direct one or more executive officers, the Company’s internal auditors, or the Company’s independent auditors to evaluate the Company’s internal controls and procedures to determine why the transaction was not submitted to the Committee for prior approval and to report whether any changes to the Company’s internal controls and procedures are recommended.
The Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved is expected to exceed $120,000:

•
any employment arrangement with, or compensation or benefit for, an executive officer of the Company if (i) the compensation is required to be reported in the Company’s proxy statement or would have been required to be reported if the executive officer had been a “named executive officer,” and (ii) the Company’s Compensation Committee approved such arrangement, compensation or benefit, or such arrangement, compensation or benefit is available to employees generally;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; and

•
any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2017, all such SEC filing requirements were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,169,082(1)	$9.59	743,258(2)
Equity compensation plans not approved by stockholders	—	—	—
Total:	5,169,082	$9.59	743,258

(1)
Consists of stock option awards (2,490,465), restricted stock units (2,073,440), and market-based stock units (605,177), granted under the Company's 2010 Equity Incentive Plan, as amended (the "2010 Plan").

(2)
As of December 31, 2017, an aggregate of 650,142 shares of common stock were available for issuance under the 2010 Plan and an aggregate of 93,116 shares were available for issuance under the Company's 2013 Employee Stock Purchase Plan (the "ESPP"). The 2010 Plan contains a provision for an automatic increase in the number of shares authorized for issuance thereunder each January until and including January 1, 2020, subject to certain limitations, by a number of shares equal to the lesser of 3% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares approved by our Board. Effective January 1, 2018, an additional 1,651,981 shares became available for grant under the 2010 Plan in accordance with its terms.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis of the compensation arrangements of our named executive officers for 2017 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations and expectations regarding future performance and compensation programs. Compensation policies that we adopt in the future and actual results may differ materially from those described in this discussion.

The following individuals were our named executive officers for 2017:

•	Hany Massarany, our President and Chief Executive Officer (our "CEO");

•	Scott Mendel, our Chief Financial Officer;

•	Michael Gleeson, our Senior Vice President, North American Commercial Operations;

•	Faiz Kayyem, Ph.D., our former Senior Vice President, Research and Development; and

•	Jennifer Williams, our Senior Vice President, Human Resources.

While the principal purpose of this Compensation Discussion and Analysis is to review the compensation of our named executive officers, many of the programs discussed apply to other members of senior management who, together with our named executive officers, are collectively referred to herein as our “executives officers” or “executives.”

Executive Summary

We are a molecular diagnostics company focused on developing and commercializing multiplex molecular tests that aid in the diagnosis of complex medical conditions and help guide therapy decisions. We currently develop and commercialize high-value instruments and simple to perform, clinically relevant multiplex molecular tests based on our proprietary eSensor® electrochemical detection technology. Our eSensor instruments are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges.

We currently sell our ePlex instrument, a multiplex, sample-to-answer platform that is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections, in the United States and Europe. We also sell our XT-8 instrument in the United States, along with related diagnostic and research tests, as well as certain custom manufactured reagents.

2017 Business Highlights

During 2017, we experienced certain challenges achieving significant revenue growth, primarily attributable to certain market dynamics in Europe. Nevertheless, we are encouraged by the early market reaction to ePlex’s competitive advantages and believe our achievements in 2017 will help drive increased customer adoption of ePlex. For example, during 2017:

•	our annual revenue grew to $52.5 million, an increase of 7% over 2016;

•	we obtained 510(k) market clearance of our ePlex instrument and Respiratory Pathogen (RP) Panel from the U.S. Food and Drug Administration (the “FDA”);

•	we commercially launched the ePlex system in United States, ending the year with a total of 196 ePlex placements in U.S. and European customer sites;

•
we developed a near patient configuration for our ePlex instrument (ePlex NP) to support our lower volume customers, which we believe will help drive ePlex placements and adoption within this market segment;

•	we initiated the U.S. clinical trial for our ePlex Blood Culture Identification (BCID) Gram-Positive (GP) Panel, one of the three panels comprising our ePlex BCID solution;

•	we obtained CE Mark for our ePlex BCID-GP Panel, ePlex BCID Gram-Negative (GN) Panel, and ePlex BCID Fungal Pathogen (FP) Panel;

•
we completed and initiated the deployment of our second ePlex cartridge manufacturing line, allowing us to double our ePlex cartridge manufacturing capacity to support both increasing customer demand and our ePlex menu expansion initiatives; and

•	we secured over $100 million in equity and debt financing in June 2017, which we intend to utilize to drive the commercialization of our ePlex system and build out its future assay panel menu.

2017 Executive Compensation Highlights

We recognize that our success is in large part dependent on our ability to attract, motivate, and retain talented executives. Accordingly, we strive to design and maintain an executive compensation program that incents strong performance, encourages teamwork and rapid progress, and closely aligns the interests of our executive officers and stockholders. At the time employee base salaries and long-term incentive compensation in the form of equity awards were determined in early 2017, we expected to obtain FDA 510(k) clearance of our ePlex instrument and RP panel in the first half of 2017. Given this critical stage in our ePlex program, and that a number of life science and diagnostic companies have recruited our executives and other highly skilled employees, our Compensation Committee believed that it was vital to ensure that our executive compensation program provided incentives for building value, driving the successful U.S. launch and commercialization of our ePlex system, and promoting retention of key executives. Our executives are responsible for, and essential to, designing and implementing the strategy to successfully execute our business objectives, drive the rapid adoption of our ePlex system, deliver continued support of our XT-8 system, build stockholder value, and conserve our assets. Compensation decisions made in early 2017 were made with these important goals in mind.

We believe the compensation awarded to our executive officers for 2017 reflects our core objectives, consistent with our overarching compensation philosophy of paying for performance. Specifically, our Compensation Committee, which oversees our executive compensation program, took the following actions with respect to the 2017 compensation of our named executive officers:

•
Base Salary. We increased the base salary of our CEO by approximately 11%, from $450,000 to $500,000, based on an evaluation of competitive market data. This represented the first base salary merit increase awarded to Mr. Massarany since joining the Company as its CEO in May 2011. In addition, based on a review of peer group data, and in an effort to retain our other key executives at this critical stage for our Company, we increased the base salary levels of each of our other named executive officers by 3% over their 2016 levels.

•
Annual Cash Incentive Plan Awards. Our 2017 annual bonus plan was designed to provide short-term incentive opportunities based on our actual performance as measured by multiple performance objectives linked to our annual operating plan. Consistent with past years, our Compensation Committee established a target bonus for our CEO of 100% of his annual base salary, and 50% of base salary for each of our other named executive officers. Based on actual performance, our named executive officers could have earned between 0% and 140% of their respective target bonus. Bonus opportunities under our 2017 bonus plan were based on three primary performance measures: (1) certain product development achievements, which comprised (a) U.S. FDA 510(k) clearance of our ePlex instrument and RP Panel, (b) the CE Mark of all three of our ePlex BCID Panels (GP, GN, and FP), and (c) the 510(k) submission of all three of our ePlex BCID Panels (GP, GN, and FP) to the FDA; (2) annual revenue; and (3) the number of ePlex customer placements during 2017. In the second quarter of 2017, we obtained U.S. 510(k) market clearance from the FDA for our ePlex instrument and RP Panel and we completed the CE Mark of all three of our ePlex BCID Panels. As a result, our Compensation Committee determined that our executive officers had achieved 15% of target bonus for these achievements under the terms of our 2017 bonus plan. During 2017, we did not submit any of our ePlex BCID Panels to the FDA for 510(k) market clearance, nor did we achieve threshold level performance under the terms of our 2017 bonus plan in respect of revenues or ePlex placements. As a result, our Compensation Committee determined that our executive officers earned 15% performance across all performance measures under the terms of our 2017 bonus plan. For additional information regarding our 2017 bonus plan, see the section entitled “Annual Bonus Awards” below.

•
Long-Term Incentive Compensation. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as conserving our cash resources, a significant portion of our executive compensation program has consisted of, and is expected to continue to consist of, long-term incentive compensation in the form of equity-based awards. Consistent with our practice of providing long-term incentive compensation in the form of equity awards, in February 2017 we granted annual equity awards to our named executive officers in the form of restricted stock unit awards, with time-based vesting over a four-year period, and market-based stock units (“MSUs”), which may be earned over a three-year period, with aggregate award values of approximately $2,943,000, in the case of our CEO, and ranging from approximately $693,000 to approximately $924,000 in the case of our other named executive officers. The issuance of stock pursuant to the MSUs is completely dependent on the Company’s total stockholder return as compared to the Nasdaq Composite Index (the “Index”) over three performance periods: a one-year performance period (January 1, 2017 to December 31, 2017); a two-year performance period (January 1, 2017 to December 31, 2018); and a three-year performance period (January 1, 2017 to December 31, 2019). The applicable portion of the target award for each performance period will be reduced by two percentage points for each percent by which the Index exceeds our total stockholder return, but with the applicable portion of the target reduced to 0% if the Index exceeds our total stockholder return by 50% or more. The applicable portion of the target award will be increased by two percentage points for each percent by which our total stockholder return exceeds the Index, up to maximum of 200% of the target if our total stockholder return exceeds the Index by 50% or more. At the end of the two- and three-year performance periods, each recipient is eligible to receive any shares that were not earned in the one- and two-year performance periods to the extent that the Company’s two-year or three-year total stockholder return, as applicable, exceeds the prior performance results as compared to the Index. As a result of our stock price performance during 2017 as compared to the Index, our named executive officers were not issued any shares of our common stock which could have been earned under the MSUs in respect of the one-year performance period. Set forth below are (a) the grant date fair value of the MSUs as reported in the Summary Compensation Table below, and (b) the actual realized value delivered to each named executive officer under the MSUs in respect of the one-year performance period.

	(a)	(b)
Named Executive Officer	Total 2017 MSU Grant Date Fair Value ($)	1-Year MSU Value Delivered ($)
Hany Massarany	880,113	—
Scott Mendel	276,400	—
Michael Gleeson	207,300	—
Jon Faiz Kayyem, Ph.D.	224,575	—
Jennifer Williams	215,938	—

Pay-For-Performance Assessment
Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, ensures that a substantial portion of the compensation for our executive officers is contingent on our ability to meet and exceed our annual and long-term financial and operational objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to this philosophy is demonstrated by the following:

•
A majority of target direct compensation is variable in nature and “at risk.” Our executive compensation program provides a majority of the target total direct compensation opportunities for our named executive officers in the form of an annual cash bonus opportunity and equity awards, which derive their value from our stock price performance. As illustrated below, approximately 87% of our CEO’s target total direct compensation for 2017 was in the form of variable pay, and, therefore, “at risk.” In addition, more than 80% of the compensation reported in the 2017 Summary Compensation Table for our CEO consisted of equity awards.

•
Annual bonuses are performance-based. Each year, our annual bonus plan uses multiple performance measures to create incentives for our named executive officers to achieve our specific annual financial and operational objectives for the year. As noted above, our Compensation Committee directly linked the vast majority of potential bonus payouts under our 2017 bonus plan to satisfying various financial, regulatory and commercialization milestones. As a result of our 2017 performance, our executive officers earned 15% of their target bonus under our 2017 bonus plan.

•
Executive equity compensation is directly linked to stock price performance. By design, the MSUs directly link the number of shares which may be issued to executive officers (and therefore the overall value delivered) to the Company’s stock price performance as compared to the Index over a three-year period. As noted above, our Compensation Committee granted MSUs to our executive officers in February 2017, in an effort to align executive compensation with stockholder value creation. Based on actual performance, recipients may be issued between 0% and 200% of the target number of MSUs. As a result of our stock price performance during 2017 as compared to the Index, in January 2018 our named executive officers were not issued any shares of common stock which could have been earned under the MSUs in respect of the one-year performance period (January 1, 2017 to December 31, 2017).

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2017:

•
Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•
Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2017 compensation review. This consultant performed no consulting or other services for the Company during 2017.

•
Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•
Annual Compensation-Related Risk Review. Our Compensation Committee conducts an annual assessment of our compensation-related risk profile, including our compensation policies and practices, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

•
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our broad-based 401(k) defined contribution plan, as described in more detail below.

•
No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
Limited Perquisites. We do not consider perquisites or other personal benefits to be a significant component of our executive compensation program. Accordingly, we provide only limited perquisites and other personal benefits, if any, to our executive officers, which, if provided, are generally de minimis in value.

•
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits or on any severance or change-in-control payments or benefits.

•
Stock Ownership Policy. We have adopted a stock ownership policy for our executive officers and Board members that requires them to maintain ownership of our common stock with a value equal to two or three times their annual base salary or director retainer, as applicable, depending on position.

•
Hedging Prohibited. We prohibit our directors and executive officers from engaging in short-term or speculative transactions involving the Company's securities, such as publicly traded options, short sales, puts and calls, and hedging transactions. This prohibition also applies to holding our securities in a margin account and “short sales against the box.”

•	Stock Option Repricing Prohibited. Our equity compensation plan prohibits the repricing of stock options and other equity awards without stockholder approval.

Results of Most Recent Stockholder Advisory Vote on Executive Compensation

In 2017, our Board recommended that our stockholders support, and our stockholders voted to support, an annual stockholder advisory vote on the compensation of our named executive officers, a so-called "say-on-pay" vote. Most recently, at our 2017 Annual Meeting of Stockholders, over 65% of the votes cast on the say-on-pay proposal approved our 2016 executive compensation program, policies and practices. The Compensation Committee noted, however, that (1) this approval rating was less than in previous years, and (2) certain stockholder advisory firms had specifically noted in their reports that the Compensation Committee had made a mid-year adjustment to the performance measures under the Company’s 2016 bonus plan, and, as a result, had recommended against supporting our 2017 say-on-pay vote. Therefore, based on these say-on-pay voting results, as well as discussions conducted by our CEO and Chief Financial Officer with some of our largest stockholders, the Compensation Committee adopted a policy that in the future it would not make similar mid-year adjustments to the performance measures for our executive officers under the terms of the Company’s annual bonus plan. Our Compensation Committee will continue to consider our stockholders’ views when making future decisions regarding the structure and implementation of our executive compensation program.

Overview of Compensation Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain an executive compensation program based on performance, teamwork and rapid progress and to align the interests of our executive officers and stockholders. As such, we have designed our executive compensation program to achieve the following objectives:

•	attract and retain highly-talented, experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance contribute to our success, including our key financial, operational and strategic goals;

•	align compensation with our business and financial objectives and the short-term and long-term interests of our stockholders; and

•	offer total compensation that is competitive and fair.

To meet these objectives, the principal components of our 2017 executive compensation program consisted of base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. Each of the components has a role in meeting the objectives above. The mix of compensation components is designed to reward and provide incentives for both short-term and long-term performance. We intend to continue to set our compensation policies with the goal of achieving the compensation objectives identified above with the same overall components of compensation. Additionally, we believe that attracting and retaining high caliber executives and providing them with appropriate performance incentives are critical steps to help us achieve our corporate goals and build long-term value for our stockholders.

Roles of the Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board is responsible for the compensation programs for our executive officers and reports to the full Board on its decisions and other actions. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our executives, including our CEO.

Our CEO attends Compensation Committee meetings and has been and will continue to be involved in the determination of compensation for our other executive officers. Typically, our CEO makes recommendations to the Compensation Committee regarding base salary and incentive-based compensation for our other executive officers based on our financial and operational results and an assessment of each individual executive officer’s contribution toward those results. Our CEO does not make a recommendation as to any element of his own compensation and does not attend any deliberations of the Compensation Committee when his compensation is discussed.

As previously noted, at least annually our Compensation Committee conducts a review of our executive compensation program and the target total direct compensation opportunity and each individual compensation component for our named executive officers. In the course of its deliberations, the Compensation Committee reviews our CEO’s compensation recommendations (as described above) as well as several additional factors, including the competitive market analysis prepared by its compensation consultant (which it uses to enhance its understanding of the competitive market for executive talent and to assess competitive positioning), our financial and operational performance, each individual executive officer’s contributions to that performance, his or her individual performance for the past completed fiscal year and expected future contributions, his or her role and responsibilities, his or her tenure with the Company, his or her individual experience, skills, and expertise, the demand for such specific experience, skills, and expertise, his or her retention risk, internal equity, and the financial impact of our compensation decisions on key financial and other measures, such as our equity “burn rate.” Our Compensation Committee does not weigh these factors in any specific manner, and, given the range of factors considered, does not target any specific percentile level or percentile range for any individual compensation component or overall target total direct compensation opportunity.

Our Compensation Committee has retained Compensia, a national compensation consulting firm that reports directly to the Compensation Committee, to assist the committee with reviewing and analyzing the key elements of our executive compensation program. As part of its engagement, Compensia has conducted interviews with members of senior management and the Compensation Committee to learn more about our business operations and strategy, key performance metrics and strategic goals, and the labor markets in which we compete. As part of its engagement, the Compensation Committee has directed Compensia to develop recommendations and performance measures for consideration and potential approval by the Compensation Committee, including developing and updating as appropriate a peer group of companies which the committee uses to assess our compensation programs, policies and practices. Our Compensation Committee has assessed the independence of Compensia, taking into account, among other things, the factors set forth in Exchange Act Rule 10C 1 and the listing standards of the NASDAQ Stock Market, and has concluded that no conflict of interest exists with respect to the work Compensia performs for our Compensation Committee.

Competitive Positioning

An important step in structuring the compensation packages for newly hired executive officers, as well as gauging the competitiveness of the compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. Our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly-held companies. To this end, our Compensation Committee directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative group of peer companies, as well as to perform analyses of competitive performance and compensation levels for that peer group. As part of the process, Compensia presented to our Compensation Committee, and the committee approved, the following peer group for purposes of assisting the committee in assessing our executive compensation program for 2017:

Antares Pharma, Inc.	Exact Sciences Corporation	Luminex Corporation	OraSure Technologies, Inc.

Abaxis	Exelixis, Inc.	Meridian Bioscience	Pacific Biosciences of California

AxoGen, Inc.	Foundation Medicine, Inc.	Merrimack Pharmaceuticals, Inc.	Quidel Corporation

Bio-Techne Corporation	Genomic Health, Inc.	NanoString Technologies, Inc.	Rockwell Medical, Inc.

Cerus Corporation	Glaukos Coporation	Navidea Biopharmaceuticals, Inc.	SurModics, Inc.

Enzo Biochem, Inc.	Interest ENT, Inc.	Nektar Thereapeutics	Veracyte

This compensation peer group was developed by Compensia and approved by our Compensation Committee after taking into account input from management and considering a number of factors, including: competition for labor and/or investment capital; the industry in which the companies operate; and their respective revenues, market capitalization, and number of employees.

Elements of Compensation

For 2017, the principal components of our executive compensation program consisted of base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards. In 2017, the long-term equity awards consisted of restricted stock units and MSUs. Our executive officers are also eligible to participate in our health and welfare benefits plans, which are generally available to all of our employees and are further described below. The following summarizes our objectives for each of the principal components of executive compensation for 2017:

Base salaries:

•	reward individuals’ current contributions to the Company; and

•	compensate individuals for their expected day-to-day performance.

Annual bonus awards:

•	align executive compensation with annual corporate performance objectives;

•	enable us to attract, retain and reward individuals who contribute to our success; and

•	motivate individuals to enhance the value of our Company.

Long-term incentive compensation:

•	align individuals’ incentives with the long-term interests of our stockholders;

•	reward individuals for potential long-term contributions; and

•	provide the potential for increased executive retention.

We emphasize annual and long-term incentive compensation over fixed (base salary) compensation. As part of its evaluation of the compensation of our executive officers, our Compensation Committee reviews not only the individual components of compensation, but also their target total direct compensation opportunity and the mix between fixed and variable compensation. We believe this approach has allowed us to attract and retain highly talented and experienced executive officers. In addition, we believe this approach rewards our executive officers when we achieve our corporate objectives as well as enables us to preserve working capital. If our corporate objectives are not achieved and/or our stock price does not appreciate, a significant portion of the compensation for our executive officers is at risk. In this manner, our executive compensation program is directly aligned with the interests of our stockholders and is structured to reward overachievement of our corporate objectives and the creation of long-term stockholder value.

Based on the Compensation Committee’s pay-for-performance philosophy and focus on linking executive compensation with long-term stockholder interests, in February 2017 the Compensation Committee approved a compensation strategy for our executive officers which generally sought to establish base salaries in the lower range of the Company’s compensation peer group, and annual cash bonus and long-term incentive compensation in the form of equity awards in the higher range of the Company’s compensation peer group.

Base Salaries

Base salary is the principal fixed component of our executive compensation program and is intended to reward individual contributions to the Company and compensate our executive officers for their expected day-to-day performance. Our Compensation Committee’s overall strategy is to maintain base salary as a nominal portion of each executive officer’s target total direct compensation opportunity. The Compensation Committee initially establishes base salaries for our executive officers through arm’s-length negotiation at the time of hire and principally based on a total compensation package that considers prior base salary but generally seeks to set this compensation component in the lower range of the competitive market. The base salaries of our executive officers are then reviewed annually by our Compensation Committee, with significant input from our CEO for our other executive officers, to determine whether any adjustment is warranted.

In determining whether to adjust the base salaries of our executive officers, our Compensation Committee considers the recommendations of our CEO, the competitive market analysis prepared by its compensation consultant, its desired market positioning for this compensation component, and the other factors described above. After evaluating the foregoing, in February 2017 our Compensation Committee determined that it would adjust the base salary for our CEO by approximately 11%, from $450,000 to $500,000. This represented the first base salary merit increase awarded to Mr. Massarany since joining the Company as its CEO in May 2011. In addition, our Compensation Committee determined that it would increase the base salaries of our other named executive officers by 3%, in each case based on an evaluation of competitive market data.

Annual Bonus Awards

Our annual bonus awards are designed to align short-term incentive compensation with our annual performance. To support this objective, each year our Compensation Committee approves an annual bonus plan. Each of our executive officers is eligible to participate in the bonus plan. The bonus plan is designed to align each executive officer’s efforts with our key financial, operational and strategic goals by providing an opportunity for each executive officer to earn an annual bonus with the award payments based on our success in achieving our annual corporate objectives.

The 2017 Bonus Plan

The Compensation Committee is responsible for establishing the target annual bonus opportunities for our executive officers under our annual bonus plan. Typically, the target annual bonus opportunity for each executive officer is expressed as a percentage of his or her annual base salary. For purposes of our 2017 bonus plan, the target annual bonus opportunity for our CEO was 100% of his annual base salary and the target annual bonus opportunity for each of our other named executive officers was 50% of each individual’s respective annual base salary, based in part to ensure internal pay equity among our executive officers. Based on performance, our executive officers could have earned between 0% and 140% of their target annual cash bonus opportunity under the terms of the 2017 bonus plan.

Bonus payouts for 2017 were based on three primary performance measures: (1) certain product development achievements, which comprised (a) U.S. FDA 510(k) clearance of our ePlex instrument and RP Panel, (b) the CE Mark of all three of our ePlex BCID Panels (GP, GN, and FP), and (c) the 510(k) submission of all three of our ePlex BCID Panels (GP, GN, and FP) to the FDA (collectively, the “Product Development Performance Measures”); (2) annual revenue; and (3) the number of ePlex customer placements during 2017. The Compensation Committee included the Product Development Performance Measures under the 2017 bonus plan in order to create incentives for management to achieve key operational goals designed to directly translate into future financial performance. The Compensation Committee established the revenue and ePlex customer placement performance measures under the 2017 bonus plan in recognition that these metrics measure the growth of the Company and provide an indication of future success. The Compensation Committee believed these goals were appropriate to include in the 2017 bonus plan used to determine executive officer cash bonus awards.

With respect to the Product Development Performance Measures, the 2017 bonus plan provided that our executive officers could have achieved between 5% and 10% of target bonus opportunity if the Company obtained FDA 510(k) market clearance of our ePlex instrument and RP Panel in the first half of 2017. Likewise, the 2017 bonus plan provided that our executive officers could have achieved between 5% and 10% of target bonus opportunity if the Company obtained CE Mark of all three of our BCID Panels during the second or third quarters of 2017. Finally, the 2017 bonus plan provided that our executive officers could have achieved 10% of target bonus opportunity if the Company submitted all three of our BCID Panels to the FDA for 510(k) market clearance by the end of the year.

In addition to the Product Development Performance Measures, the 2017 bonus plan provided the opportunity for our executive officers to obtain between 35% and 70% of target bonus if the Company achieved at least a threshold amount of $70 million in revenues during 2017, and between 15% and 40% of target bonus opportunity if the Company achieved at least a threshold amount of 200 ePlex placements during 2017.

Our Compensation Committee believed the targeted revenue growth, number of ePlex customer placements, and the deadlines to achieve the Product Development Performance Measures were in each case uncertain and challenging to obtain. In addition, our Compensation Committee also recognized that, at the time the performance measures and related achievement levels were established, there would be a considerable degree of difficulty in achieving all of our goals, particularly due to the inherent uncertainty related to a new product launch in the United States.

In the second quarter of 2017, we obtained U.S. 510(k) market clearance from the FDA for our ePlex instrument and RP Panel and we completed the CE Mark of all three of our ePlex BCID Panels. As a result, our Compensation Committee determined that our executive officers had achieved 15% of target bonus for these accomplishments under the terms of our 2017 bonus plan. During 2017, we did not submit our ePlex BCID Panels to the FDA for 510(k) market clearance, nor did we achieve threshold level performance under the terms of our 2017 bonus plan in respect of revenues ($70 million) or ePlex placements (200). As a result, our Compensation Committee determined that our executive officers earned 15% performance across all performance measures under the terms of our 2017 bonus plan.

Long-Term Incentive Compensation

In addition to annual bonus awards, we provide long-term incentive compensation in the form of equity awards to our executive officers. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as conserving our cash resources, a significant portion of our executives’ compensation has consisted of, and is expected to continue to consist of, equity-based awards. We believe that equity awards help further our compensation objectives by encouraging our executive officers to remain with the Company through at least the multi-year vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value, while conserving working capital and aligning stockholder objectives.

Generally, these equity awards have consisted of options to purchase shares of our common stock, restricted stock units, MSUs, and performance stock awards. In February 2017, our Compensation Committee determined that our named executive officers would receive an annual equity award comprising restricted stock units and MSUs.

Equity Grant Practices

Generally, our named executive officers receive an equity award in connection with their initial hire, following promotions, and on an annual basis. To assist our Compensation Committee, we have developed guidelines for initial and annual equity awards. The guidelines for initial awards are based on the executive officer’s position and the competitive market analysis prepared by our Compensation Committee’s compensation consultant, while the guidelines for annual awards are based on this competitive market analysis and the other factors described above.

When granting equity awards to a newly-hired executive officer, our Compensation Committee also considers the individual’s background and historical compensation levels in order to determine the value of the equity award to be granted to him or her.

2017 Equity Awards

Consistent with our practice of providing long-term incentive compensation in the form of equity awards, in February 2017 we granted annual equity awards to our named executive officers in the form of restricted stock unit awards and MSUs with aggregate award values of approximately $2,943,000, in the case of our CEO, and ranging from approximately $693,000 to approximately $924,000 in the case of our other named executive officers.

The restricted stock units vest over four years, with 25% of the shares subject to the award vesting on the first anniversary of the grant date and the remaining shares subject to the award vesting in equal quarterly installments over the following three years, subject to each executive officer’s continued employment through each vesting date.

The shares of our common stock which may be earned pursuant to the MSUs are completely dependent on the Company’s total stockholder return as compared to the Index over three performance periods: a one-year performance period (January 1, 2017 to December 31, 2017); a two-year performance period (January 1, 2017 to December 31, 2018); and a three-year performance period (January 1, 2017 to December 31, 2019). The applicable portion of the target award for each performance period will be reduced by two percentage points for each percent by which the Index exceeds our total stockholder return but with the applicable portion of the target reduced to 0% if the Index exceeds our total stockholder return by 50% or more. The applicable portion of the target award will be increased by two percentage points for each percent by which our total stockholder return exceeds the Index, up to maximum of 200% of the target if our total stockholder return exceeds the Index by 50% or more. At the end of the two- and three-year performance periods, each recipient is eligible to receive any shares that were not earned in the one- and two-year performance periods to the extent that the Company’s two-year or three-year total stockholder return, as applicable, exceeds the prior performance results as compared to the Index. For purposes of calculating the difference in performance between our total stockholder return and the Index under the MSUs, the average per share closing price for the 30 market trading days ending on the last market trading day of the applicable performance period, and the average per share closing price for the 30 market trading days ending on the last market trading day immediately preceding the first day of the applicable performance period, are used.

As a result of our stock price performance during 2017 as compared to the Index, in January 2018 our named executive officers were not issued any shares of our common stock which could have been earned under the MSUs in respect of the one-year performance period. Set forth below are (a) the grant date fair value of the MSUs granted in February 2017 as reported in the Summary Compensation Table below, and (b) the actual realized value delivered to each named executive officer under the MSUs in respect of the one-year performance period (January 1, 2017 to December 31, 2017).

	(a)	(b)
Named Executive Officer	Total 2017 MSU Grant Date Fair Value ($)	1-Year MSU Value Delivered ($)
Hany Massarany	880,113	—
Scott Mendel	276,400	—
Michael Gleeson	207,300	—
Jon Faiz Kayyem, Ph.D.	224,575	—
Jennifer Williams	215,938	—

In February 2014, we granted our CEO performance stock units. These performance stock units were completely at risk, as the shares subject to this award could have only been earned if we obtained regulatory clearance of various ePlex panel menu within a defined timeline. If regulatory clearance is not obtained, or if regulatory clearance is obtained later than provided for in the award agreement, the performance stock units associated with those milestones would be forfeited. In January 2018, our CEO forfeited the remaining 10,800 performance stock units that could have been earned in respect of the 2017 performance period as a result of our inability to achieve the designated milestones during 2017. Our CEO can no longer be issued any stock pursuant to the performance stock units granted to him in February 2014, and all such remaining awards have been cancelled.

Other Benefits

In order to attract, retain, and pay market levels of compensation, we also provide our executive officers with the following benefits:

•
Health Insurance. We provide each of our executive officers and their spouses, qualifying domestic partners and children the same health, dental, and vision insurance coverage that we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executive officers with the same disability and life insurance as we make available to our other eligible employees.

•
Retirement Benefits. Our executive officers and other qualifying employees are eligible to participate in our 401(k) defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan, however, we have previously made matching contributions and we may choose to do so again in the future. We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees.

•
Employee Stock Purchase Plan. In May 2013, our stockholders approved the ESPP, which allows all participants to acquire our common stock at a discount price. The ESPP has a six-month look-back and allows participants to buy our stock at a 15% discount to the lower of the market price on the first or last day of the applicable six-month offering period with up to 10% of the participant’s base salary or a maximum of $25,000 annually.

•
Limited Perquisites and other Personal Benefits. We have limited the perquisites and other personal benefits that we make available to our executive officers. Our executive officers are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make him or her more efficient and effective, or for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Agreements

We have entered into a written employment agreement with Mr. Massarany, our CEO. We also have extended written employment offer letters to our other named executive officers, including Mr. Mendel, our Chief Financial Officer. We believe that these employment arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, our Board or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, the Compensation Committee recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an initial equity award.

For a detailed description of the employment arrangements with our named executive officers, see “Employment Agreements” below.

Post-Employment Compensation Arrangements

Our employment arrangements with our CEO and Chief Financial Officer provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of the Company. In addition, in the event of a change in control of the Company, all outstanding equity awards held by our executive officers will automatically become fully vested, exercisable or payable, as applicable.

We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. These arrangements are intended to, among other things, mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our named executive officers, with treatment that is competitive with current market practices.

For a detailed description of the post-employment compensation arrangements of our named executive officers, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Hedging Policy

We have adopted a securities trading policy that prohibits our executive officers and Board members from engaging in hedging and other inherently speculative transactions with respect to our stock. The equity awards granted to our executive officers and other senior employees are designed to tie the value of these awards to long-term stockholder value. Our Compensation Committee believes that it is essential that executive officers and directors be prevented from using hedging and derivative transactions to undermine or circumvent the objectives of these arrangements. As a result, we maintain a securities trading policy that prohibits these individuals from engaging in short sales, transactions in put or call options, hedging transactions, or any other inherently speculative transaction with respect to our securities. This prohibition also applies to holding our securities in a margin account and “short sales against the box.”

Stock Ownership Policy

In April 2014, we adopted a stock ownership policy for our executive officers and Board members that, subject to a phase-in period, requires these individuals to maintain ownership of our stock equal to three times their annual base salary or annual director retainer, as applicable, in the case of our CEO and the other members of our Board, and two times their annual base salary in the case of all other officers. All of our named executive officers and Board members are either already in compliance, or are expected to be in compliance by the required phase-in date, with the terms of the policy.

Compensation Recovery (“Clawback”) Policy

Our Compensation Committee has not yet established a policy to recover bonuses and other incentive compensation from our executive officers if the performance objectives that led to the payment determination were to be restated, or found not to have been met to the extent originally believed by our Compensation Committee. As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive, in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Further, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the SEC promulgate rules which would require that, in the event we are required to restate our financial statements, we “claw back” any bonuses and other incentive compensation paid based on financial performance that would not have been paid if based on the restated financial performance. The SEC has not yet finalized its “claw back” rules and we expect that our Board will re-evaluate the potential adoption of a “claw back” policy once such rules have been promulgated.

Tax and Accounting Considerations

To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax and similar benefits for the Company.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the Company’s tax deductibility of annual compensation in excess of $1 million paid to our CEO and any of our three other most highly compensated executive officers, other than our Chief Financial Officer for taxable years ending on or before December 31, 2017. For taxable years ending on or before December 31, 2017, qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met.

Under federal tax legislation enacted on December 22, 2017 and effective for taxable years beginning on or after January 1, 2018, the exemption from the $1 million deduction limit for performance-based compensation has been repealed, and the persons treated as covered employees subject to the deduction limit have been expanded to include our Chief Financial Officer, as well as our CEO and our three other most highly compensated executive officers.  Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years.  However, the prior Section 162(m) provisions will continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

Our Compensation Committee regularly reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. While we will continue to monitor our compensation programs in light of Section 162(m), the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our stockholders. As a result, our Compensation Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our stockholders.

Accounting for Stock-Based Compensation

Our Compensation Committee considers accounting treatment in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock, restricted stock and restricted stock unit awards, performance stock units, and MSUs based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).

CEO Pay Ratio

The following ratio compares the total annual compensation of our median employee with the total annual compensation of Mr. Massarany, our CEO. The pay ratio described below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).

The total annual compensation of our median employee, not including our CEO, was $99,486. This total compensation amount includes salary paid in the fiscal year, bonuses, non-equity incentive plan compensation (even if paid in the following fiscal year), equity awards (to the extent applicable), and other required compensation per the Summary Compensation Table disclosure rules. The total annual compensation of our CEO, as reported in the Summary Compensation Table, was $3,509,608. For 2017, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee was 35 to 1.

For purposes of the above disclosure, we are required to identify our median employee based upon our total, global workforce. In order to identify our median-paid employee from our workforce, we used the following methodology, material assumptions, adjustments, and estimates:

•
As permitted under SEC rules, to determine our median employee, we used base salary for our U.S. and European employees as our consistently applied compensation measure (CACM), rather than total compensation as calculated under the Summary Compensation Table disclosure rules.

•	We determined our median employee as of December 31, 2017.

•	All non-U.S. employees’ pay was converted into U.S. dollars using an exchange rate based on our determination date of December 31, 2017.

•	We excluded all 159 temporary and contract workers providing services to the Company as of December 31, 2017.

 2017 Summary Compensation Table
The following table sets forth information concerning compensation earned for services rendered by our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015. The compensation described in this table does not include medical insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Hany Massarany	2017	490,345	2,943,496	—	74,993	774	3,509,608
President, Chief Executive Officer and Director	2016	450,000	1,571,029	—	383,548	774	2,405,351
	2015	467,308	1,501,082	1,124,477	97,875	430	3,191,172

Scott Mendel	2017	344,142	924,400	—	25,956	414	1,294,912
Chief Financial Officer	2016	332,923	553,550	—	143,191	414	1,030,078
	2015	332,308	305,697	229,097	34,800	280	902,182

Michael Gleeson	2017	268,862	693,300	—	20,278	180	982,620
Senior Vice President, North American Commercial Operations	2016	260,096	512,547	—	111,868	180	884,691
	2015	259,616	521,083	390,506	27,188	187	1,198,580

Jon Faiz Kayyem, Ph.D.(5)	2017	295,800	751,075	—	22,310	414	1,069,599
Former Senior Vice President, Research and Development

Jennifer Williams	2017	268,862	722,188	—	20,278	270	1,011,598
Senior Vice President, Human Resources	2016	260,096	522,800	—	111,868	180	894,944
	2015	259,616	434,236	325,422	27,188	187	1,046,649

(1)
Amounts reported reflect the grant date valuation of the awards determined in accordance with ASC Topic 718. For more information, see Note 5 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 27, 2018.

(2)
The amounts reported in 2017, 2016 and 2015 reflect the grant date fair value of restricted stock units and MSUs granted in February 2017, 2016 and 2015, respectively. The grant date fair value of the MSUs is based on the probable outcome of such awards as of the applicable grant date. Assuming maximum achievement under the MSUs (200%) granted in 2015, the grant date fair value of such MSUs, by individual, would have been as follows:  Mr. Massarany ($1,736,527); Mr. Mendel ($353,630); Mr. Gleeson ($602,815); and Ms. Williams ($502,346). Assuming maximum achievement under the MSUs (200%) granted in 2016, the grant date fair value of such MSUs, by individual, would have been as follows:  Mr. Massarany ($789,886); Mr. Mendel ($287,449); Mr. Gleeson ($266,157); and Ms. Williams ($271,483).  Assuming maximum achievement under the MSUs (200%) granted in 2017, the grant date fair value of such MSUs, by individual, would have been as follows:  Mr. Massarany ($1,760,226); Mr. Mendel ($552,800); Mr. Gleeson ($414,600); Dr. Kayyem ($449,150); and Ms. Williams ($431,875).

(3)	Amounts reported represent payments made based on actual performance pursuant to the terms of the annual bonus plan in effect for the applicable reporting period.

(4)	All amounts reported consist of life insurance benefits.

(5)
Effective February 3, 2018, the Company and Dr. Kayyem agreed that Dr. Kayyem would cease serving as the Company’s Senior Vice President, Research and Development and instead serve as a scientific advisor to the Board and the Company’s management team.

2017 Grant of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Hany Massarany		—	500,000	700,000
	2/22/17				—	63,684	127,368		880,113
	2/22/17							191,054	2,063,383

Scott Mendel			173,040	242,256
	2/22/17				—	20,000	40,000		276,400
	2/22/17							60,000	648,000

Michael Gleeson		—	135,188	189,263
	2/22/17				—	15,000	30,000		207,300
	2/22/17							45,000	486,000

Jon Faiz Kayyem, Ph.D.		—	148,733	208,226
	2/22/17				—	16,250	32,500		224,575
	2/22/17							48,750	526,500

Jennifer Williams		—	135,188	189,263
	2/22/17				—	15,625	31,250		215,938
	2/22/17							46,875	506,250

(1)	Amounts reported represent the target and maximum cash bonus amounts that could have been earned under our 2017 bonus plan.

(2)
Amounts reported represent the target and maximum number of shares that may be issued based on actual performance under the MSUs granted to our named executive officers in February 2017. MSUs may be earned in each of three performance periods beginning on January 1, 2017 and ending on each of December 31, 2017, December 31, 2018, and December 31, 2019. For additional information regarding these awards, see the “Outstanding Equity Awards at December 31, 2017 Table” below.

(3)
Amounts reported reflect annual grants of restricted stock units made under the 2010 Plan, which vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter over the following three years.

(4)
Amounts reported represent the grant date valuation of the awards determined in accordance with ASC Topic 718. For more information, see Note 5 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 27, 2018.

Outstanding Equity Awards at December 31, 2017 Table
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested	Market Value of Shares or Units that have not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested (1)($)
Hany Massarany	4/5/11	275,000	—	$3.95	4/5/21(2)	—	$—	—	$—
	3/6/13	77,000	—	$10.89	3/6/23(2)	—	$—	—	$—
	3/6/14	150,669	10,045	$12.30	3/6/24(2)	—	$—	—	$—
	2/19/15	123,604	50,896	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	15,016(3)	$62,617	—	$—
	2/18/16	—	—	$—	—	—	$—	28,081(4)	$117,098
	2/18/16	—	—	$—	—	140,756(3)	$586,953	—	$—
	2/22/17	—	—	$—	—	—	$—	63,684(5)	$265,562
	2/22/17	—	—	$—	—	191,054(3)	$796,695	—	$—

Scott Mendel	5/13/14	75,252	8,750	$9.43	5/13/24(2)	—	$—	—	$—
	5/13/14	—	—	$—	—	6,723(3)	$28,035	—	$—
	2/19/15	25,182	10,370	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	3,058(3)	$12,752	—	$—
	2/18/16	—	—	$—	—	—	$—	10,219(4)	$42,613
	2/18/16	—	—	$—	—	49,049(3)	$204,534	—	$—
	2/22/17	—	—	$—	—	—	$—	20,000(5)	$83,400
	2/22/17	—	—	$—	—	60,000(3)	$250,200	—	$—

Michael Gleeson	6/3/10	56,816	—	$6.49	6/03/20(2)	—	$—	—	$—
	3/6/13	33,000	—	$10.89	3/06/23(2)	—	$—	—	$—
	3/6/14	67,500	4,500	$12.30	3/06/24(2)	—	$—	—	$—
	3/6/14	—	—	$—	—	937(3)	$3,907	—	$—
	2/19/15	42,925	17,675	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	5,212(3)	$21,734	—	$—
	2/18/16	—	—	$—	—	—	$—	9,462(4)	$39,457
	2/18/16	—	—	$—	—	45,416(3)	$189,385	—	$—
	2/22/17	—	—	$—	—	—	$—	15,000(5)	$62,550
	2/22/17	—	—	$—	—	45,000(3)	$187,650	—	$—

Jon Faiz Kayyem, Ph.D.	6/3/10	208,568	—	$6.49	6/03/20(2)	—	$—	—	$—
	3/6/13	17,000	—	$10.89	3/06/23(2)	—	$—	—	$—
	3/6/14	24,375	1,625	$12.30	3/06/24(2)	—	$—	—	$—
	3/6/14	—	—	$—	—	344(3)	$1,434	—	$—
	2/19/15	14,308	5,892	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	1,737(3)	$7,243	—	$—
	2/18/16	—	—	$—	—	—	$—	6,245(4)	$26,042
	2/18/16	—	—	$—	—	29,975(3)	$124,996	—	$—
	2/22/17	—	—	$—	—	—	$—	16,250(5)	$67,763
	2/22/17	—	—	$—	—	48,750(3)	$203,288	—	$—

Jennifer Williams	5/28/10	71,000	—	$6.00	5/28/20(2)	—	$—	—	$—
	3/6/13	33,000	—	$10.89	3/06/23(2)	—	$—	—	$—
	3/6/14	61,875	4,125	$12.30	3/06/24(2)	—	$—	—	$—
	3/6/14	—	—	$—	—	875(3)	$3,649	—	$—
	2/19/15	35,770	14,730	$13.17	2/19/25(2)	—	$—	—	$—
	2/19/15	—	—	$—	—	4,344(3)	$18,114	—	$—
	2/18/16	—	—	$—	—	—	$—	9,652(4)	$40,249
	2/18/16	—	—	$—	—	46,324(3)	$193,171	—	$—
	2/22/17	—	—	$—	—	—	$—	15,625(5)	$65,156
	2/22/17	—	—	$—	—	46,875(3)	$195,469	—	$—

(1)	The market value was determined by multiplying the number of stock awards by the closing price of our common stock on NASDAQ on December 31, 2017 of $4.17.

(2)
Represents stock options that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in equal monthly installments thereafter over the following three years. All option grants have a term of ten years.

(3)
Represents restricted stock units that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, contingent upon continued service to the Company.

(4)
Represents MSUs which may be earned in each of three performance periods beginning on January 1, 2016 and ending on each of December 31, 2016, December 31, 2017 and December 31, 2018. Based on actual performance, each individual may earn between 0% and 200% of the target number of MSUs granted. Amounts reported represent the target number of MSUs outstanding on December 31, 2017.

(5)
Represents MSUs which may be earned in each of three performance periods beginning on January 1, 2017 and ending on each of December 31, 2017, December 31, 2018 and December 31, 2019. Based on actual performance, each individual may earn between 0% and 200% of the target number of MSUs granted. Amounts reported represent the target number of MSUs outstanding on December 31, 2017.

2017 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hany Massarany	—	—	124,612	$1,254,521
Scott Mendel	—	—	54,035	$536,298
Michael Gleeson	—	—	44,617	$449,622
Jon Faiz Kayyem, Ph.D.	—	—	26,889	$270,128
Jennifer Williams	—	—	44,379	$446,758

(1)	The value realized on vesting is determined by multiplying (x) the number of shares that vested during 2017, by (y) the closing price of our common stock on NASDAQ on the applicable vesting date.

Potential Payments Upon Termination or Change of Control
Post-termination benefits for our named executive officers are established pursuant to the terms of their individual employment agreements and equity awards. In the event of a change in control of the Company, all outstanding equity awards held by our executive officers will automatically become fully vested, exercisable or payable, as applicable. The following table sets forth the amounts payable to each of our named executive officers based on (a) the acceleration of unvested equity awards upon a change in control of the Company, and (b) an assumed termination of employment as of December 31, 2017 related to certain designated events.

Name	Value of Acceleration of Unvested Equity Awards Upon Change in Control	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control

Hany Massarany	$1,446,264(1)	$2,353,926(2)	$2,353,926(2)	$1,946,264(3)	$3,261,588(4)

Scott Mendel	$495,521(1)	$185,098(5)	—	—	$680,619(6)

Michael Gleeson	$402,676(1)	—	—	—	$402,676(1)

Jon Faiz Kayyem, Ph.D.	$336,961(1)	—	—	—	$336,961(1)

Jennifer Williams	$410,403(1)	—	—	—	$410,403(1)

(1)
Amounts reported reflect the value attributable to the immediate acceleration of unvested equity awards upon a change of control event based on the closing price of our common stock on NASDAQ on December 31, 2017 of $4.17 per share.

(2)
The amount reported reflects (a) a severance payment equal to Mr. Massarany’s base salary at the time of termination ($500,000), plus the last annual bonus paid to Mr. Massarany ($383,548), (b) any payments made to continue Mr. Massarany's health care coverage for one year ($24,114), and (c) the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2017 of $4.17 per share ($1,446,264), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(3)
The amount reported reflects a prorated portion of Mr. Massarany’s annual bonus payable in accordance with our 2017 bonus plan (or $500,000, assuming a qualifying termination event on December 31, 2017), and the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2017 of $4.17 per share ($1,446,264), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(4)
The amount reported reflects: (a) a severance payment equal to ($1,767,096), representing the product of two multiplied by (i) Mr. Massarany’s base salary at the time of termination ($500,000), plus (ii) the last annual bonus paid to Mr. Massarany ($383,548), (b) any payments made to continue Mr. Massarany's health care coverage for two years ($48,228), and (c) the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2017 of $4.17 per share ($1,446,264), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(5)
Mr. Mendel would be entitled to six months’ base salary continuation if his employment is terminated without cause ($173,041), as well as continued health care and benefits coverage for six months ($12,057).

(6)
The amount reported reflects: (a) six months' salary continuation ($173,041); (b) the value attributable to the immediate acceleration of unvested equity awards upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2017 of $4.17 per share ($495,521); and (c) payments made to continue health care and benefits coverage for six months ($12,057), in each in accordance with the terms of Mr. Mendel’s employment agreement.

Employment Agreements

Hany Massarany

On April 5, 2011, we entered into an employment agreement with Mr. Massarany, pursuant to which he was appointed as our President and CEO, effective May 1, 2011.

Pursuant to the terms of his employment agreement, Mr. Massarany’s annual base salary was originally set at $450,000, less applicable withholdings, which amount shall be reviewed at least annually for potential increases by our Board based on performance. In 2017, our Compensation Committee increased Mr. Massarany’s salary from $450,000 to $500,000, based on an evaluation of competitive market data. Mr. Massarany’s target annual bonus opportunity was established at 100% of his base salary. Mr. Massarany may earn up to 150% of his target annual bonus opportunity based on the achievement of certain milestones and objectives established by the Compensation Committee

In connection with entering into the employment agreement, Mr. Massarany was awarded 275,000 stock options at an exercise price equal to the fair market value on the grant date and 176,739 restricted shares of common stock, in each case pursuant to the terms of the 2010 Plan. Subject to continued employment, the options vest over four years, with 25% of the options vesting on the first anniversary of the grant date, and 75% of the options vesting in equal monthly installments thereafter over the following three years, subject to acceleration upon a change of control of the Company. Subject to continued employment, the shares of restricted stock vest over four years, with the shares vesting in equal quarterly installments beginning on July 5, 2011, subject to acceleration upon a change of control of the Company. In the event of a change of control transaction in which our stockholders receive cash consideration, all of Mr. Massarany’s stock options shall be exchanged for (i) a cash payment equal to the number of shares subject to the options multiplied by (ii) the excess of the fair market value of each share over the exercise price, and all equity awards will become fully vested.

Subject to the following paragraph, in the event Mr. Massarany's employment is terminated without cause (as defined below) or Mr. Massarany terminates his employment for good reason (as defined below), he will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to his base salary at the time of termination, plus the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and (iv) during the one year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations. Payment of the foregoing benefits is conditioned upon Mr. Massarany’s compliance with the surviving terms of his employment agreement, his execution of a specified general release of claims, and his cooperation with pending litigation during a one-year period following his termination.

If Mr. Massarany’s employment is terminated without cause or Mr. Massarany terminates his employment for good reason within six months preceding or 24 months following a change in control of the Company (as defined in the 2010 Plan), then, in lieu of the benefits described above, Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to the product of two multiplied by (a) his base salary at the time of termination, plus (b) the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and (iv) during the two year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated for cause, except with respect to any obligations which accrued during his time of service, all other obligations under his employment agreement will automatically become terminated. In addition, in the event of Mr. Massarany’s death or disability, he will become entitled to receive (i) any accrued benefits during his time of service, (ii) a prorated portion of his annual bonus payable in accordance with our then-current bonus plan, and (iii) immediate acceleration of the vesting of his outstanding equity awards.

For the purposes of Mr. Massarany’s employment agreement “cause” means:

•
any act or omission that constitutes a material breach by Mr. Massarany of any of his material obligations under the agreement or his Employee Innovations and Proprietary Rights Agreement with the Company, after a written demand for substantial performance is delivered to Mr. Massarany by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has materially breached his obligations under the agreement and Mr. Massarany’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;

•	Mr. Massarany’s conviction of, or plea of nolo contendere to, any felony;

•
Mr. Massarany’s ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has refused to follow its instructions and Mr. Massarany’s failure to cure such refusal not later than 30 days following his receipt of such notice; or

•
any acts or omissions constituting willful misconduct by Mr. Massarany (including any violation of federal securities laws) which is materially and demonstrably injurious to the financial condition or business reputation of the Company and its subsidiaries, taken as a whole.

For the purposes of Mr. Massarany’s employment agreement, “good reason” means termination of Mr. Massarany’s employment because of the occurrence of any of the following events, without Mr. Massarany’s prior written consent:

•
a material breach of Mr. Massarany’s employment agreement by the Company (including, but not limited to, a removal of Mr. Massarany from the office of Chief Executive Officer for a reason other than cause or his disability);

•	Mr. Massarany’s failure to be elected or re-elected to the Board;

•	a material diminution in Mr. Massarany’s then authority, duties or responsibilities;

•	a reduction by the Company in Mr. Massarany’s base salary or target bonus amount; or

•	relocation of Mr. Massarany’s base office to an office that is more than 30 highway miles from Mr. Massarany’s base office prior to such relocation.

In addition, in connection with Mr. Massarany’s termination of employment in connection with a change in control of the Company (as defined in the 2010 Plan), the term “good reason” also includes (a) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mr. Massarany’s employment agreement and (b) upon or within 24 months following a change in control, either (i) Mr. Massarany is not the chief executive officer of the publicly traded entity resulting from such change in control or of the publicly traded parent of such entity, in either case reporting directly to the board of directors of such publicly traded entity or its publicly traded parent, or (ii) there is no publicly traded entity resulting from such change in control and no publicly traded parent of such entity.

The terms of Mr. Massarany’s employment agreement were established through arms-length negotiation at the time of his hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure his services as our Chief Executive Officer given his significant industry knowledge and experience. In addition, the Company has provided Mr. Massarany with greater compensation and benefits (including post-employment compensation) than that provided to the Company’s other executive officers to reflect his level of responsibility and the increased risk faced by Mr. Massarany as the Company’s President and Chief Executive Officer. The Compensation Committee believes that Mr. Massarany’s competitive compensation package is critical in motivating and retaining him as a highly valued chief executive officer.

Scott Mendel

On May 7, 2014, we entered into an employment offer letter with Mr. Mendel appointing him as our Chief Financial Officer, effective May 13, 2014. Pursuant to his employment offer letter, Mr. Mendel's base salary was established at $320,000. Mr. Mendel's annual bonus opportunity was established at 50% of his base salary pursuant to the Company’s performance incentive bonus program. In connection with his commencement of employment, Mr. Mendel was granted 53,764 restricted stock units and a stock option to purchase 84,002 shares of the Company’s common stock, in each case as an inducement grant under Nasdaq Listing Rule 5635(c)(4). Subject to continued employment, Mr. Mendel’s stock options vest 25% on the first anniversary of the grant date, with the remaining shares subject to the option vesting in equal monthly installments over the following three years. Mr. Mendel’s restricted stock units vest 25% on the first anniversary of the grant date, with the remaining shares subject to the award vesting in equal quarterly installments over the following three years. Under the terms of Mr. Mendel’s offer letter, he will be eligible to receive six months’ salary continuation, including health care and benefits coverage, if his employment is terminated by the Company for reasons other than cause.

The terms of Mr. Mendel's employment offer letter were established through arms-length negotiation at the time of his hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure his services as our Chief Financial Officer given his significant industry knowledge and experience.

Risk Considerations

Our Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2017, management, with the input of our human resources and legal departments, reviewed our compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. These findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that our overall executive compensation program does not encourage unnecessary or excessive risk taking. In reaching its determination, the Board noted that our compensation policies and practices are structured to address company-wide risk, and the combination of base salary, annual incentive bonuses and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our Company.

DIRECTOR COMPENSATION

Our annual director compensation cycle runs from July 1 of a particular calendar year through June 30 of the following calendar year. In May 2017, our Board of Directors increased certain components of Board compensation, including the compensation payable for serving as a member of the Board, based on an assessment of competitive market practices among the Company’s peer group. The amounts payable for Board membership during 2017 (both before and after the foregoing adjustments) are set forth below.

Position	1/1/17 - 6/30/17 Annual Retainer	7/1/17 - 12/31/17 Annual Retainer
Board Membership	$75,000	$115,000
Chairman of the Board	$40,000	$40,000
Chair of Audit Committee	$15,000	$15,750
Chair of the Compensation Committee	$10,000	$11,500
Chair of the Corporate Governance and Nominating Committee	$6,000	$8,000
Audit Committee Members other than Chair	$6,000	$6,000
Compensation Committee Members other than Chair	$5,000	$5,000
Corporate Governance and Nominating Committee Members other than Chair	$4,000	$4,000

Upon joining the Board, non-employee directors typically receive an initial grant of options to purchase shares of our common stock. These stock option awards have an exercise price per share equal to the fair market value on the grant date with such awards generally vesting over four years, with 25% of the options vesting on the first anniversary of the grant date and the remainder of the options vesting in equal monthly installments over the subsequent three years.

We do not pay any compensation to a director who is also an employee of the Company. The table below sets forth the compensation (cash and equity) received by our non-employee directors in 2017. Fees are prorated based on length of service for non-employee directors serving a portion of the year. The Board has the discretion to allocate the portion of the fees payable in cash and the portion of the fees payable in equity awards. The Board determined that the Board fees payable in respect of 2017 service would be paid 25% in cash and 75% in equity awards. Equity awards granted for annual director fees are granted on a date determined by the Board or the Compensation Committee, have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date (in the case of stock options), and vest 100% on the first anniversary of the grant date (unless the director does not stand for re-election, in which case such award vests 100% on the day immediately prior to the termination of such director’s term of service). Any cash fees are payable quarterly within thirty (30) days of the beginning of each quarter. Each non-employee director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee(s) on which he or she serves.

2017 Director Compensation Table

The following table sets forth the compensation for our non-employee directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Totals ($)
Daryl J. Faulkner(3)	$21,375	$96,005	$117,380
James Fox, Ph.D.(4)	$30,500	$132,379	$162,879
Lisa M. Giles(5)	$20,188	$90,753	$110,941
Michael S. Kagnoff(6)	$19,813	$89,245	$109,058
Kevin C. O’Boyle(7)	$22,906	$101,816	$124,722

(1)	Pursuant to the Company’s director compensation policy in effect for 2017, non-employee directors received approximately 75% of their compensation in the form of restricted stock units.

(2)
In 2017, each non-employee director received the following number of restricted stock units as payment in respect of director fees: Mr. Faulkner (7,385); Dr. Fox (10,183); Ms. Giles (6,981); Mr. Kagnoff (6,865); and Mr. O’Boyle (7,832). Each of these restricted stock units vest 100% on the first anniversary of the grant date.

(3)	As of December 31, 2017, Mr. Faulkner held 56,056 options to purchase shares of our common stock and 7,385 restricted stock units.

(4)	As of December 31, 2017, Dr. Fox held no options to purchase shares of our common stock and 10,183 restricted stock units.

(5)	As of December 31, 2017, Ms. Giles held 13,502 options to purchase shares of our common stock and 6,981 restricted stock units.

(6)	As of December 31, 2017, Mr. Kagnoff held 13,502 options to purchase shares of our common stock and 6,865 restricted stock units.

(7)	As of December 31, 2017, Mr. O’Boyle held 56,476 options to purchase shares of our common stock and 7,832 restricted stock units.

Potential Payments upon Termination or Change of Control

In accordance with provisions of our 2010 Plan, upon a change in control of the Company (as defined in the 2010 Plan), all outstanding equity awards held by our non-employee directors will become immediately exercisable and vested in full.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James Fox, Ph.D. (Chair)
Daryl J. Faulkner
Kevin C. O’Boyle

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2017, the Compensation Committee consisted of James Fox, Ph.D. (Chair), Daryl J. Faulkner and Kevin C. O’Boyle. All of the members of the Compensation Committee are non-employee directors. No members of the Compensation Committee have a relationship that would constitute an interlocking relationship as defined by SEC rules.

REPORT OF THE AUDIT COMMITTEE

As of December 31, 2017, the Audit Committee consisted of Kevin C. O’Boyle (Chair), James Fox, Ph.D., and Lisa M. Giles. Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of our independent registered public accounting firm. Each member of the Audit Committee meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Ernst & Young LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2017 year.

The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with, and the Audit Committee reviews, a report on the effectiveness of the Company’s internal control over financial reporting, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” below for more information regarding fees paid to Ernst & Young LLP for services in 2016 and 2017.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•
reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2017 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•
discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining its independence;

•
based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee met four times in 2017. This report for 2017 is provided by the members of the Audit Committee of the Board.
THE AUDIT COMMITTEE
Kevin C. O’Boyle (Chair)
James Fox, Ph.D.
Lisa M. Giles

Principal Accountant Fees and Services

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and is asking our stockholders to ratify this appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The following table presents the fees for professional audit services and other services rendered by Ernst & Young LLP for 2017 and 2016.

	Fiscal Year 2017	Fiscal Year 2016 (1)
Audit fees(2)	$806,896	$1,020,864
Tax fees(3)	271,165	150,497
Total	$1,078,061	$1,171,361

(1)	Audit fees reported for 2016 have been adjusted for invoices received after the filing date of the Company’s 2017 proxy statement.

(2)
Audit fees represent fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of the Company’s financial statements and Sarbanes-Oxley Act compliance, review of the Company’s quarterly financial statements, review of registration statements on Forms S-3 and S-8, and audit services provided in connection with other regulatory filings.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.
All fees paid to Ernst & Young LLP for 2017 and 2016 were pre-approved by the Audit Committee.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, our stockholders will vote on the election of two Class II directors to serve for a three-year term until our Annual Meeting of Stockholders in 2021 and until their successors are elected and qualified. The Board has unanimously nominated Hany Massarany and Kevin C. O’Boyle for election to the Board as Class II directors. The nominees have indicated that they are willing and able to serve as directors. If either Mr. Massarany or Mr. O’Boyle becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting.
The Class II directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present, which means that the director nominees receiving the highest number of “FOR” votes will be elected. "WITHHOLD" votes and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors. Stockholders do not have cumulative voting rights in the election of directors.
The Board unanimously recommends a vote “FOR” the election of Hany Massarany and Kevin C. O’Boyle as Class II directors.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of each of Mr. Massarany and Mr. O’Boyle.

PROPOSAL 2
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF
THE GENMARK DIAGNOSTICS, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN
The Board originally adopted the ESPP in 2013 and our stockholders approved the ESPP at our 2013 Annual Meeting of Stockholders. The terms of the ESPP currently authorize 650,000 shares of our common stock to be issued to employees under the ESPP. As of April 1, 2018, there were approximately 93,000 shares of our common stock remaining available for issuance under the ESPP.
On March 30, 2018, the Board, acting on the recommendation of our Compensation Committee, approved the amendment and restatement of the ESPP to increase the total number of shares authorized for issuance under the ESPP from 650,000 shares to 1,750,000 shares, subject to approval by our stockholders at the Annual Meeting. Our stockholders are being asked to approve the amendment and restatement of the ESPP to increase the total number of shares authorized for issuance under the ESPP from 650,000 shares to 1,750,000 shares. The Board believes that the ESPP benefits the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of our common stock, which is helpful in attracting, retaining and motivating valued employees. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board has adopted the amended and restated ESPP, subject to stockholder approval.
A brief description of the principal features of the ESPP is set forth below, however, that description is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the ESPP, a copy of which is attached as Appendix A to this Proxy Statement.

Summary of the ESPP
General.    The ESPP is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. At the beginning of each offering under the plan (an “Offering”), each participant in the ESPP is granted the right to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (a “Purchase Right”) determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the ESPP prior to such date.
 Shares Subject to Plan.    A maximum of 650,000 shares of the Company’s authorized but unissued or reacquired shares of common stock were originally available for issuance under the ESPP, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If our stockholders approve this Proposal 2, the total number of shares authorized for issuance under the ESPP will be increased from 650,000 shares to 1,750,000 shares. The closing price of our common stock on the Nasdaq Global Market as of April 2, 2018 was $5.13 per share. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the ESPP.
 Administration.    The ESPP is administered by the Compensation Committee of the Board or a duly appointed committee of the Board (hereinafter referred to in this Proposal 2 as the “Committee”). Subject to the provisions of the ESPP, the Committee determines the terms and conditions of Purchase Rights granted under ESPP. The Committee will interpret the ESPP and Purchase Rights granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the ESPP or any Purchase Right. If at any time there is no committee of the Board then authorized or properly constituted to administer the ESPP, the Board shall exercise all of the powers of the Committee. The ESPP provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the plan.
Eligibility.    Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Committee for inclusion in the ESPP is eligible to participate in an Offering under the ESPP. Notwithstanding the foregoing, the Committee has the authority to exclude employees who are customarily employed for 20 or fewer hours per week and/or five or fewer months in any calendar year from an Offering. No employee who owns or holds options to purchase, or who, as a result of participation in the ESPP, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the ESPP. As of April 2, 2018, approximately 313 full-time employees, including seven executive officers, were eligible to participate in the ESPP.

Offerings.    Generally, each Offering under the ESPP will be for a period of six months (an “Offering Period”) commencing on such dates designated by the Committee. The Committee may establish a different term for one or more Offerings, not to exceed 27 months, or different commencement or ending dates for any Offering Period.
Participation and Purchase of Shares.    Participation in an Offering under the ESPP is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the “Offering Date”). Payroll deductions may not exceed 10% (or such other rate as the Committee determines) of an employee’s compensation on any payday during the Offering Period. An employee who becomes a participant in the ESPP will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the ESPP, becomes ineligible to participate, or terminates employment.
Subject to any uniform limitations or notice requirements imposed by the Company, a participant may decrease his or her rate of payroll deductions or withdraw from the ESPP at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering.
Subject to certain limitations, each participant in an Offering is granted a Purchase Right equal to the lesser of (1) that number of whole shares determined by dividing the “Dollar Limit” by the fair market value of a share of common stock on the Offering Date and (2) the “Share Limit.” For this purpose, the “Dollar Limit” is determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounded to the nearest whole dollar. The “Share Limit” is equal to 250 multiplied by the number of months (rounded to the nearest whole month) in the Offering Period and rounded to the nearest whole share. However, no participant may purchase shares of common stock under the ESPP or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in for each calendar year (measured by the fair market value of the Company’s common stock on the first day of the Offering Period in which the shares are purchased) in which a Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.
On the last day of each Offering Period (a “Purchase Date”), the Company issues to each participant in the Offering the number of shares of the Company’s common stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are sold under the ESPP is established by the Committee but may not be less than 85% of the lesser of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the national or regional securities exchange or quotation system constituting the primary market for the shares. On April 2, 2018, the closing price per share of common stock was $5.13. Any payroll deductions under the ESPP not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Offering Period.
Change in Control.    The ESPP defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor, or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company, (iii) certain mergers or consolidations in which the Company is a party, or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company’s rights and obligations under the ESPP. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Offering Period will be accelerated to a date before the Change in Control specified by the Committee. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.
Termination or Amendment.    The ESPP will continue until terminated by the Committee. The Committee may at any time amend or terminate the ESPP, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the ESPP, or changing the definition of the corporations which may be designated by the Committee as corporations the employees of which may participate in the ESPP.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the ESPP or purchasing shares under the ESPP. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant’s death.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Amended Plan Benefits and Additional Information

Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the proposed amendment to the ESPP is approved by our stockholders. Non-employee directors are not eligible to participate in the ESPP. The numbers of shares of Common Stock purchased under the ESPP by certain persons since its inception are as follows: Mr. Massarany, Mr. Gleeson, Dr. Kayyem, and Ms. Williams purchased 2,069 shares, 10,838 shares, 3,337 shares, and 10,914 shares, respectively; all current executive officers as a group purchased 31,097 shares; and all current employees, including officers who are not executive officers, as a group purchased 556,884 shares. No shares were purchased under the ESPP by any directors who are not executive officers, any other nominees for election as directors or any associates of such directors or nominees or of any executive officers, and no person has purchased five percent or more of the total number of shares issued under the ESPP.

Vote Required and Board of Directors’ Recommendation

The proposal to approve the amendment and restatement of the ESPP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes will not be considered as present and entitled to vote on this proposal, and, therefore, will have no effect on the vote for this proposal.
The Board of Directors believes that the opportunity to purchase shares under the ESPP is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders.

The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.
In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.
Voting and Board of Directors’ Recommendation
The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal.

The Board unanimously recommends a vote “FOR” Proposal 3...

PROPOSAL 4
ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program and related policies and practices as they relate to the compensation of our named executive officers.
The Say on Pay vote is advisory, and therefore is not binding on the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results, seek to determine the cause or causes of any significant unfavorable vote, and take them into consideration when making future decisions regarding our executive compensation program.
We design our executive compensation program to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our executive compensation program reflects our core objectives, including the information under the heading “Executive Summary” beginning on page 19 of this Proxy Statement.
Voting and Board of Directors’ Recommendation
The Board believes the Company’s executive compensation program uses appropriate structures and sound practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the stockholders of GenMark Diagnostics, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”
The proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes “against” this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.
The Board unanimously recommends a vote “FOR” Proposal 4..

OTHER MATTERS
As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
STOCKHOLDERS SHARING THE SAME ADDRESS
In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Stockholder”) and share a single address, if applicable, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (760) 448-4300 or by mail at 5964 La Place Court, Carlsbad, CA 92008. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS:

James Fox, Ph.D.
Chairman of the Board

Carlsbad, California
April 13, 2018

Appendix A

GenMark Diagnostics, Inc.

AMENDED AND RESTATED
2013 EMPLOYEE STOCK PURCHASE PLAN

GenMark Diagnostics, Inc.
Amended and Restated 2013 Employee Stock Purchase Plan
1.    ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1    Establishment. This Amended and Restated GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of the date of its approval by the stockholders of the Company.

1.2    Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3    Term of Plan. The Plan shall continue in effect until its termination by the Committee.

2.     DEFINITIONS AND CONSTRUCTION.

2.1    Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.

(b)“Change in Control” means the occurrence of any one or a combination of the following:

(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(p)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership

Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d)“Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e)“Company” means GenMark Diagnostics, Inc., a Delaware corporation, or any successor corporation thereto.

(f)“Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.

(g)“Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(h)“Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.

(i)“Fair Market Value” means, as of any date:

(i)If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

(ii)If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j)“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date, or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(k)“Non-United States Offering” means a separate Offering covering Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under applicable law on payroll deductions, as described in Section 11.1(b).

(l)“Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(m)“Offering Date” means, for any Offering Period, the first day of such Offering Period.

(n)“Offering Period” means a period, established by the Committee in accordance with Section 6, during which an Offering is outstanding.

(o)“Officer” means any person designated by the Board as an officer of the Company.

(p)“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(q)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(r)“Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(s)“Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(t)“Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(u)“Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.

(v)“Purchase Period” means a period, established by the Committee in accordance with Section 6, included within an Offering Period and on the final date of which outstanding Purchase Rights are exercised.

(w)“Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(x)“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

(y)“Securities Act” means the Securities Act of 1933, as amended.

(z)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(aa)“Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(ab)“Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(ac)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.    ADMINISTRATION.

3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in the administration of the Plan shall be paid by the Company.

3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3    Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.

3.4    Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.

3.5    Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.

3.6    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.    SHARES SUBJECT TO PLAN.

4.1    Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 1,750,000 shares and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the Annual Increase, the limit on the shares which may be purchased by any Participant during an Offering (as described in Sections 8.1 and 8.2) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.    ELIGIBILITY.

5.1    Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the Committee may, prior to the commencement of any Offering Period, elect to exclude the following Employees from such Offering Period (and subsequent Offering Periods):

(a)    Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b)    Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

5.2    Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3    Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

6.    OFFERINGS.

The Plan shall be implemented by sequential Offerings of approximately six (6) months duration or such other period as the Committee shall determine. Offering Periods shall commence in such months as determined by the Committee in its discretion, beginning on or about the first trading day for such six (6) month period and ending on or about the last trading day in such six (6) month period. Thereafter, unless otherwise established by the Committee, a new Offering Period of six (6) months duration shall commence on the next trading day and shall last for another period of six (6) months, ending on or about the last trading day at the end of such six month period. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.

7.    PARTICIPATION IN THE PLAN.

7.1    Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2    Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8.    RIGHT TO PURCHASE SHARES.

8.1    Grant of Purchase Right. Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing the Dollar Limit (determined as provided below) by the Fair Market Value of a share of Stock on such Offering Date or (b) the Share Limit (determined as provided below). The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee. For the purposes of this Section, the “Dollar Limit” shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and the “Share Limit” shall be determined by multiplying two hundred fifty (250) shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.

8.2    Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the regulations thereunder.

9.    PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.
10.    ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1    Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than ten percent (10%). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.
10.2    Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.
10.3    Election to Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.
10.4    Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.
10.5    Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All such amounts received or held by the Company may be used by the Company for any corporate purpose.
10.6    No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account.

11.    PURCHASE OF SHARES.

11.1    Exercise of Purchase Right.

(a)    Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b)    Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

11.2    Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3    Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4    Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.5    Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6    Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7    Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

12.    WITHDRAWAL FROM PLAN.

12.1    Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2    Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13.    TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.
14.    EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15.    NONTRANSFERABILITY OF PURCHASE RIGHTS.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16.    COMPLIANCE WITH SECURITIES LAW.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
17.    RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.
18.    NOTIFICATION OF DISPOSITION OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.
19.    LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20.    DESIGNATION OF BENEFICIARY.

20.1    Designation Procedure. Subject to local laws and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.

20.2    Absence of Beneficiary Designation. If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.

21.    NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    AMENDMENT OR TERMINATION OF THE PLAN.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Amended and Restated GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan as duly adopted by the Board on March 30, 2018.

/s/ Eric Stier
Eric Stier, Secretary

PLAN HISTORY

March 22, 2013	Board adopts Plan with a reserve of 650,000 shares (subject to increases and other adjustments as provided by the Plan), subject to approval by the stockholders of the Company.

May 22, 2013	Stockholders approve Plan.

June 14, 2013	Initial Form S-8 Registration Date

July 1, 2014	Date initial Offering Period commenced.

March 30, 2018	Board adopts Plan with a reserve of 1,750,000 shares (subject to increases and other adjustments as provided by the Plan), subject to approval by the stockholders of the Company.

APPENDIX A

Participating Companies

GenMark Diagnostics, Inc.
Clinical Micro Sensors, Inc.

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Hany Massarany   02 Kevin C. O'Boyle

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	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

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0000373739_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

GENMARK DIAGNOSTICS, INC.
Annual Meeting of Stockholders
May 24, 2018 2:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Hany Massarany and Scott Mendel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of GENMARK DIAGNOSTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, Pacific Time on May 24, 2018, at 5964 La Place Court, Carlsbad, CA 92008, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000373739_2 R1.0.1.17